Form 10-K405, Exhibit 13
period 1995-05-28
GOODMARK FOODS INC
filed 1995-08-25
CIK 778709

                                                                    EXHIBIT 13

            [     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)     ]



(In thousands, except per share data)
                                                                                 Quarter Ended
                                                                  -------------------------------------------
                                                                  Aug. 28,     Nov. 27,   Feb. 26,    May 28,
Fiscal 1995                                                         1994         1994       1995        1995       Year
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                          $43,407     $44,493     $41,150    $48,376   $177,426
Gross profit                                                        17,220      17,576      15,228     17,136     67,160
Net income                                                           2,850       3,075       1,953      1,720      9,598
Net income per share                                                   .37         .38         .24        .21       1.20
Average shares outstanding                                           7,716       8,023       8,042      8,054      8,018


                                                                                 Quarter Ended
                                                                  -------------------------------------------
                                                                  Aug. 29,     Nov. 28,   Feb. 27,    May 29,
Fiscal 1994                                                         1993         1993       1994       1994        Year
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                          $39,268     $41,154     $35,069    $44,199   $159,690
Gross profit                                                        14,013      14,839      13,022     17,421     59,295
Income before cumulative effect of accounting change                 1,674       1,816       1,234      2,390      7,114
Net income                                                           1,463       1,816       1,234      2,390      6,903
Income per share before cumulative  effect of accounting change        .19         .22         .16        .31        .88
Net income per share                                                   .17         .22         .16        .31        .86
Average shares outstanding                                           8,676       8,084       7,702      7,712      8,044

                  [     MARKET AND DIVIDEND INFORMATION     ]

Stock Price / Dividend Data

                                                                                 Quarter Ended
                                                                  -------------------------------------------
                                                                  Aug. 28,     Nov. 27,   Feb. 26,    May 28,
Fiscal 1995                                                         1994         1994       1995        1995       Year
-----------------------------------------------------------------------------------------------------------------------
High                                                               $13 1/4     $16 1/2     $16 3/4    $16 3/4    $16 3/4
Low                                                                  9 5/8      12 3/4      13 1/4     13 3/4      9 5/8
Cash dividend declared per common share                                .03         .03         .03        .03        .12

                                                                                  Quarter Ended
                                                                  -------------------------------------------
                                                                  Aug. 29,     Nov. 28,   Feb. 27,     May 29,
Fiscal 1994                                                         1993         1993       1994        1994       Year
-----------------------------------------------------------------------------------------------------------------------
High                                                                $8 1/2     $10 1/4     $12 1/4    $11 1/8    $12 1/4
Low                                                                  6 5/8       7 1/8       8 1/2      7 3/8      6 5/8
Cash dividend declared per common share                               .025        .025        .025       .025        .10

   The common stock of GoodMark Foods, Inc. is listed and traded on the National Market System under the Nasdaq symbol GDMK. At May 28, 1995, the approximate number of shareholders was 2,000.
   The Company's common stock commenced trading on the Nasdaq National Market System on November 7, 1985. On June 24, 1993, the Company's Board of Directors approved the payment of quarterly cash dividends. On June 27, 1994, the Company's Board of Directors approved a two-for-one stock split to be effected in the form of a 100% stock dividend. On August 1, 1994, one additional share of common stock was issued for every share held by shareholders of record on July 15, 1994. On June 23, 1995, the Board also declared a regular quarterly dividend of $.04 per share that was paid on August 1, 1995, to shareholders of record on July 14, 1995.

                                     [ 6 ]

                      [     SELECTED FINANCIAL DATA     ]



Fiscal Year Ended                            May 28, 1995    May 29, 1994    May 30, 1993   May 31, 1992   May 26, 1991
-------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:

Net sales (1)                                $177,425,669    $159,689,808   $141,221,039   $144,463,508     $139,408,322
Cost of goods sold                            110,266,138     100,394,425     89,906,169     95,710,662       96,450,126
                                             ---------------------------------------------------------------------------
Gross profit                                   67,159,531      59,295,383     51,314,870     48,752,846       42,958,196
Selling, general and administrative
  expenses                                     51,801,846      47,557,953     42,849,164     41,489,633       39,085,098
                                             ---------------------------------------------------------------------------
Income from operations                         15,357,685      11,737,430      8,465,706      7,263,213        3,873,098
                                             ---------------------------------------------------------------------------
Other income (expense)
  Interest expense, net                           (43,831)        (70,618)      (290,762)    (1,232,898)      (1,629,762)
  Other                                            68,014        (277,257)      (214,424)      (825,145)          65,097
                                             ---------------------------------------------------------------------------
Total                                              24,183        (347,875)      (505,186)    (2,058,043)      (1,564,665)
                                             ---------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of accounting change                  15,381,868      11,389,555      7,960,520      5,205,170        2,308,433
Income taxes                                    5,784,000       4,275,000      3,105,000      1,981,000          891,000
                                             ---------------------------------------------------------------------------
Income before cumulative effect of
  accounting change                             9,597,868       7,114,555      4,855,520      3,224,170        1,417,433
Cumulative effect of accounting change                  -        (211,300)             -              -                -
                                             ---------------------------------------------------------------------------
Net income                                   $  9,597,868    $  6,903,255   $  4,855,520   $  3,224,170     $  1,417,433
                                             ===========================================================================
Income per common share before cumulative
  effect of accounting change                $       1.20    $        .88   $        .56   $        .37     $        .16
Net income per common share                          1.20             .86            .56            .37              .16
                                             ===========================================================================
Average shares outstanding                      8,017,768       8,043,800      8,637,916      8,607,734        8,604,266
                                             ===========================================================================

BALANCE SHEET DATA:

Working capital                              $ 14,581,159    $ 11,842,741   $ 13,909,831   $ 17,709,463     $ 15,005,766
Total assets                                   86,814,432      59,558,993     57,709,403     63,282,391       68,021,780
Long-term debt and obligations (2)             20,150,000       5,500,000      4,547,373     13,747,569       19,872,950
Stockholders' equity                           46,190,491      37,394,212     38,571,693     33,460,360       30,179,207
Cash dividends declared per common share     $        .12    $        .10              -              -                -

  (1) 1992 sales included $12,582 of Fleetwood Snacks sales which are entirely excluded from 1993 sales due to the 1992 year-end decision to sell the assets of Fleetwood Snacks.
  (2) Long-term debt includes notes payable, other long-term obligations under capital leases, and obligations under licensing agreement.


                                     [ 7 ]

 [     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                              OF OPERATIONS     ]

Operations:

   The following table shows the composition of our income statements as a percentage of net sales:

As a Percentage of
Net Sales for Fiscal          May 28,  May 29,    May 30,
Years Ended                     1995     1994       1993
---------------------------------------------------------
Net sales                      100.0%     100.0%    100.0%
Cost of goods sold              62.1       62.9      63.7
                                -------------------------
Gross profit                    37.9       37.1      36.3
Selling, general and
   administrative expenses      29.2       29.8      30.3
                                -------------------------
Income from operations           8.7        7.3       6.0
Other expenses                     -         .2        .4
                                -------------------------
Income before income
   taxes and cumulative
   effect of accounting
   change                        8.7        7.1       5.6
Income taxes                     3.3        2.7       2.2
                                -------------------------
Income before
   cumulative effect
   of accounting
   change                        5.4        4.4       3.4
Cumulative effect
   of accounting
   change                          -         .1         -
                                -------------------------
Net income                       5.4%       4.3%      3.4%
                                -------------------------



FISCAL 1995 COMPARED WITH FISCAL 1994
      Net sales for the fiscal year ended May 28, 1995, increased by 11.1% over fiscal 1994. Revenues from snack items were above last year by 13.1%. Packaged meats revenues (which account for less than 12% of total revenues) were down 2.1% from last year.
      The increase in the sales of snack items is attributable to increased volume and favorable changes in mix. There were no price increases in snack items. Packaged meats volume as measured in pounds decreased 5.4% from last year. We believe this decline in our regional packaged meats business is a reflection of the general market conditions related to the demand for processed meats.
      Gross profit margin increased to 37.9% from 37.1% last year. The improvement in gross profit was due to increased unit volume with a more favorable mix, productivity improvements, and lower meat costs. Notwithstanding the favorable fiscal year gains in gross profit, approximately $2,000,000 of unfavorable manufacturing variances were incurred in the fourth quarter due to operating inefficiencies and excess costs related to the start-up of the expanded production facility in Garner, North Carolina.
      Selling, general and administrative expense as a percentage of sales was 29.2%, comparing favorably with last year's 29.8%. Increased selling and marketing programs, including expanded advertising and new product introductions, continue to drive customer sales at rates greater than spending rates, thus improving operating margins. Income from operations as a percentage of sales improved to 8.7% from 7.3% last year.
      Interest cost of $524,000 was capitalized as part of the cost of expanding the production facility in Garner, North Carolina. Net interest expense decreased due to a reduction in debt unrelated to the expansion.

FISCAL 1994 COMPARED WITH FISCAL 1993
      Net sales for the fiscal year ended May 29, 1994, increased by 13.1% over fiscal 1993. Revenues from snack items and packaged meats were above last year by 15% and 1.6%, respectively.
      Total physical volume for the Company as measured in pounds increased by 5.8% versus fiscal 1993. Volume of snack items in pounds was up 10.6% over fiscal 1993. The difference in revenue growth versus pounds volume growth for snack items is attributable solely to change in product mix. There were no price increases in snack items. Packaged meats volume in pounds declined 3.2% from last year due to strong margin pricing and elimination of low-volume or low-margin products.
      Gross profit margin increased to 37.1% from 36.3% last year. The improvement in gross profit was due to unit sales growth, improved mix of higher-margin brands, productivity improvements, and declining meat costs in the last six months of fiscal 1994.
      Selling, general and administrative expense as a percentage of sales was 29.8%, comparing favorably with last year's 30.3%. We are continuing to expand market research, consumer marketing programs and supportive promotional activities as a part of our long-term strategy to build our major brands. As expected, we are experiencing a favorable leverage effect such that the



                                     [ 8 ]

       [     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS     ]


percentage increase in revenues is exceeding the percentage increase in spending, thus improving operating margins.
   Net interest expense decreased due to lower interest rates and reduced levels of debt.

FINANCIAL CONDITION
   Cash provided by operating activities for the year ended May 28, 1995, was $12,170,000, 13.0% higher than last year's level of cash from operating activities of $10,774,000.
   Cash and cash equivalents decreased to $386,000 from $522,000 at the end of last year, continuing our policy to hold cash and related borrowings at a minimum. Working capital increased to $14,581,000 from $11,843,000 a year ago. The current ratio was 1.9, unchanged from last year.
   Long-term debt and obligations have increased $14,650,000, from $5,500,000 to $20,150,000, or from 12.8% to 30.4% of capitalization since the end of last fiscal year. The primary reason for the increased long-term debt and obligations was to help fund the planned $28,000,000 expansion of the Garner, North Carolina production facility.
   Fiscal 1995 capital expenditures totaled a record $26,289,000 versus $6,240,000 last year, an increase of $20,049,000. Spending on the expansion of the Garner, North Carolina production facility was $22,496,000 in 1995. The expansion expenditures are expected to be completed during the first quarter of fiscal 1996. Capital expenditures will return to a more normal level in fiscal 1996. Cash from operating activities, plus amounts available under unused bank lines of credits, are expected to be sufficient to fund planned capital expenditures, required amortization of long-term obligations, working capital requirements, and dividends.

INFLATION
   Inflation affects GoodMark principally through higher costs for materials and wages. Historically, we have been able to offset cost increases by more effective purchasing, productivity improvements, and price increases. We do not expect cost changes in these two areas to have a material effect on our net income.


                               *EBITDA  (Graph)

                      *Return On Average Equity (Graph)

                      *Return On Average Assets (Graph)


*Earnings before interest, income taxes, depreciation and amortization.


                                    [ 9 ]

                    [     CONSOLIDATED BALANCE SHEETS     ]

May 28, 1995 and May 29, 1994                                                                    1995           1994
-----------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents (Note 1)                                                        $   386,281   $   521,530
   Accounts receivable (net of allowance for doubtful accounts:
      1995 - $276,558; 1994 - $238,171)                                                       11,016,534     8,833,630
   Inventories (Note 2)                                                                       13,027,639    10,605,791
   Prepaid expenses (Note 8)                                                                   5,619,762     3,672,735
   Notes receivable (Note 3)                                                                       9,522       153,836
   Income taxes receivable                                                                        20,362             -
   Deferred income taxes (Note 10)                                                             1,175,000     1,485,000
                                                                                             -------------------------
      Total current assets                                                                    31,255,100    25,272,522
PROPERTY AND EQUIPMENT, net (Notes 3 and 4)                                                   52,512,223    30,671,646
OTHER ASSETS (including goodwill resulting from purchase of Acme Foods Company:
   1995 - $2,005,614; 1994 - $2,370,869) (Notes 1 and 3)                                       3,047,109     3,614,825
                                                                                             -------------------------
TOTAL                                                                                        $86,814,432   $59,558,993
                                                                                             =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                                          $ 8,817,447   $ 4,396,133
   Current portion of long-term debt (Note 5)                                                          -        47,373
   Income taxes payable (Note 10)                                                                      -     1,323,419
   Accrued expenses and other liabilities (Notes 7 and 9)                                      7,856,494     7,662,856
                                                                                             -------------------------
      Total current liabilities                                                               16,673,941    13,429,781
                                                                                             -------------------------
LONG-TERM DEBT -
   Notes payable and other long-term obligations (Note 5)                                     20,150,000     5,500,000
                                                                                             -------------------------
DEFERRED INCOME TAXES (Note 10)                                                                3,800,000     3,235,000
                                                                                             -------------------------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (Note 11):
   Common stock                                                                                   77,323        77,148
   Additional paid-in capital                                                                  4,126,875     4,004,582
   Retained earnings                                                                          41,989,020    33,317,921
   Unearned stock award compensation                                                              (2,727)       (5,439)
                                                                                             -------------------------
      Stockholders' equity                                                                    46,190,491    37,394,212
                                                                                             -------------------------
TOTAL                                                                                        $86,814,432   $59,558,993
                                                                                             =========================



                See notes to consolidated financial statements.

                                     [ 10 ]

                 [     CONSOLIDATED STATEMENTS OF INCOME     ]



Years Ended May 28, 1995; May 29, 1994; and May 30, 1993                 1995              1994           1993
--------------------------------------------------------------------------------------------------------------------
NET SALES                                                             $177,425,669   $159,689,808     $141,221,039
COST OF GOODS SOLD                                                     110,266,138    100,394,425       89,906,169
                                                                      ----------------------------------------------
GROSS PROFIT                                                            67,159,531     59,295,383       51,314,870
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Notes
   6, 7, 8 and 9)                                                       51,801,846     47,557,953       42,849,164
                                                                      ----------------------------------------------
INCOME FROM OPERATIONS                                                  15,357,685     11,737,430        8,465,706
                                                                      ----------------------------------------------
OTHER INCOME (EXPENSE):
   Interest income                                                          86,785         78,587          128,733
   Interest expense (Note 5)                                              (130,616)      (149,205)        (419,495)
   Provision for loss on sale of Fleetwood Snacks, Inc. (Note 3)                 -              -         (444,104)
   Other                                                                    68,014       (277,257)         229,680
                                                                      ----------------------------------------------
      Total                                                                 24,183       (347,875)        (505,186)
                                                                      ----------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE                                                               15,381,868     11,389,555        7,960,520
                                                                      ----------------------------------------------
INCOME TAXES (Note 10):
   Currently payable                                                     4,909,000      4,240,000        3,300,500
   Deferred                                                                875,000         35,000         (195,500)
                                                                      ----------------------------------------------
      Total                                                              5,784,000      4,275,000        3,105,000
                                                                      ----------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                     9,597,868      7,114,555        4,855,520
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (Note 1)                                  -       (211,300)               -
                                                                      ----------------------------------------------
NET INCOME                                                            $  9,597,868   $  6,903,255     $  4,855,520
                                                                      ==============================================
Income per common and common share equivalent before cumulative
   effect of accounting change (Note 1)                               $       1.20   $        .88     $        .56
                                                                      ==============================================
Net income per common and common share equivalent (Note 1)            $       1.20   $        .86     $        .56
                                                                      ==============================================
Cash dividends per common share (Note 11)                             $        .12   $        .10     $          -
                                                                      ==============================================
Average shares outstanding                                               8,017,764      8,043,800        8,637,916
                                                                      ==============================================




                See notes to consolidated financial statements.

                                   [  11  ]

          [     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY     ]

                                                                         Additional                Unearned
                                                              Common      Paid-in     Retained    Stock Award
Years Ended May 28, 1995; May 29, 1994; and May 30, 1993       Stock      Capital     Earnings   Compensation    Total
---------------------------------------------------------------------------------------------------------------------------
Balance, May 31, 1992                                        $43,072    $3,471,113   $29,949,909  $ (3,734)  $33,460,360
Stock options exercised                                          237       249,988                               250,225
Issuance of stock award                                           10        13,115                 (13,125)
Amortization of stock award plan                                                                     5,588         5,588
Net income                                                                             4,855,520               4,855,520
                                                             --------------------------------------------------------------
Balance, May 30, 1993                                         43,319     3,734,216    34,805,429   (11,271)   38,571,693
                                                             ==============================================================
Stock options exercised                                          254       265,084                               265,338
2-for-1 stock split (Note 11)                                 38,574                     (38,574)
Amortization of stock award plan                                                                     5,832         5,832
Repurchase of common stock                                    (5,000)                 (7,557,500)             (7,562,500)
Payments of dividends                                                                   (794,689)               (794,689)
Issuance of common stock under dividend reinvestment plan          1         5,282                                 5,283
Net income                                                                             6,903,255               6,903,255
                                                             --------------------------------------------------------------
Balance, May 29, 1994                                         77,148     4,004,582    33,317,921    (5,439)   37,394,212
                                                             ==============================================================
Stock options exercised                                          149        86,212                                86,361
Amortization of stock award plan                                                                     2,712         2,712
Payments of dividends                                                                   (926,769)               (926,769)
Issuance of common stock under dividend reinvestment plan         26        36,081                                36,107
Net income                                                                             9,597,868               9,597,868
                                                             --------------------------------------------------------------
Balance, May 28, 1995                                        $77,323    $4,126,875   $41,989,020  $ (2,727)  $46,190,491
                                                             ==============================================================



                See notes to consolidated financial statements.


                                   [  12  ]

               [     CONSOLIDATED STATEMENTS OF CASH FLOWS     ]

Years Ended May 28, 1995, May 29, 1994; and May 30, 1993                                1995          1994          1993
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                       $ 9,597,868  $ 6,903,255  $  4,855,520
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                   4,723,542    3,809,543     3,988,257
      Provision for deferred income taxes                                               875,000       35,000      (195,500)
      Loss (gain) on disposal of fixed assets                                           109,995      331,772      (100,758)
      Provision for loss on sale of Fleetwood Snacks, Inc.                                    -            -       444,104
      Cumulative effect of accounting change                                                  -      211,300             -
   Changes in assets and liabilities:
      Accounts receivable                                                            (2,182,904)  (1,812,618)      187,013
      Inventories                                                                    (2,421,848)    (616,668)   (1,450,186)
      Prepaid expenses                                                               (1,947,027)    (180,893)     (269,636)
      Net assets held for sale                                                                -            -     3,404,775
      Notes receivable                                                                  144,314            -             -
      Accounts payable                                                                4,421,314     (127,052)      386,196
      Accrued expenses and other liabilities                                            193,638    1,148,231       689,369
      Income taxes                                                                   (1,343,781)   1,072,488       907,893
                                                                                    ---------------------------------------
      Net cash provided by operating activities                                      12,170,111   10,774,358    12,847,047
                                                                                    ---------------------------------------
INVESTING ACTIVITIES:
   Proceeds from disposal of fixed assets                                               208,111       26,985       129,990
   Purchase of investments                                                                    -   (2,733,702)   (2,375,000)
   Proceeds from disposal of investments                                                      -    2,733,702     2,375,000
   Capital expenditures                                                             (26,289,132)  (6,240,287)   (3,949,560)
   Decrease (increase) in other assets net of amortization                              (22,665)       4,147        62,588
                                                                                    ---------------------------------------
      Net cash used in investing activities                                         (26,103,686)  (6,209,155)   (3,756,982)
                                                                                    ---------------------------------------
FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt                                          43,510,000   20,800,000    13,250,000
   Principal payments on long-term debt and obligations under licensing
      agreement                                                                     (28,907,373) (20,050,196)  (25,570,317)
   Stock options exercised                                                               86,361      265,338       250,225
   Dividends paid                                                                      (926,769)    (794,689)            -
   Repurchase of common stock                                                                 -   (7,562,500)            -
   Issuance of common stock under dividend reinvestment plan                             36,107        5,283             -
                                                                                    ---------------------------------------
      Net cash provided by (used in) financing activities                            13,798,326   (7,336,764)  (12,070,092)
                                                                                    ---------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                              (135,249)  (2,771,561)   (2,980,027)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                            521,530    3,293,091     6,273,118
                                                                                    ---------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                              $   386,281  $   521,530  $  3,293,091
                                                                                    =======================================


                See notes to consolidated financial statements.



                                   [  13  ]

          [     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS     ]

Years Ended May 28, 1995, May 29, 1994;
and May 30, 1993

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES
   Basis of Presentation-GoodMark Foods, Inc. (the "Company") makes consumer food products from meat and grain. These products include meat snacks, packaged meats and extruded snacks. They are marketed throughout the United States and exported.
   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.
   Certain reclassifications have been made to prior years' financial statements to conform to the classifications used in 1995.

   Significant Accounting Policies-The significant accounting policies of the Company are summarized below:

   a. Inventories-Inventories are stated at the lower of cost, determined by the last-in, first-out (LIFO) method, or market.

   b. Property, Depreciation and Amortization-Property is carried at cost. Depreciation is provided over the estimated useful lives of the property using the straight-line method. Property under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Amortization of the leased property is computed using the straight-line method over the term of the lease.

   c. Income Taxes-The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS
109), which requires a change from the deferred method, as required under the American Institute of Certified Public Accountants Accounting Principles Board Opinion No. 11, to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Under the deferred method, for the year 1993, deferred income taxes were recognized using the tax rate applicable to the year of the calculation and were not adjusted for subsequent changes in tax rates. The Company elected to adopt SFAS 109 in 1994, and since the Company elected not to restate prior years' financial statements, the cumulative effect on years prior to the change in accounting principle of $211,300 was reflected as a charge to the consolidated statement of income in 1994.

   d. Pension and Other Post-retirement Benefit Costs-Pension costs are funded as accrued. Prior service costs are amortized over the future service periods of active employees. Other post-retirement benefit costs are accrued during the years an employee provides services.

   e. Other Policies-The Company provides a reserve for estimated sales returns and vacation pay when earned. Unearned stock award compensation is recorded as an expense in the period in which the restrictions lapse. Goodwill is amortized straight-line over ten years.

   f. Cash and Cash equivalents-Cash and cash equivalents include currency and short-term, highly liquid investments that are readily convertible to cash, having an original maturity of three months or less.

   g. Customer Concentration-In fiscal 1995, 1994, and 1993, sales to WalMart Stores, Inc. and affiliates totaled approximately $27,000,000, $20,000,000, and $15,000,000, respectively.

   h. Earnings Per Share-In fiscal 1995, earnings per common and common share equivalent are based on the weighted-average number of common shares and common share equivalents outstanding during the period. Common share equivalents represent the dilutive effect of outstanding stock options. Fully diluted earnings per share have not been presented because the differences are insignificant. In previous periods, common share equivalents were not included as their effect was immaterial.

2. INVENTORIES
   Inventories consisted of:

                         1995            1994
-------------------------------------------------
Raw materials        $ 5,324,052    $ 3,477,184
Work in process        1,269,051      1,041,374
Finished goods         6,761,840      6,969,606
                     ----------------------------
Total                 13,354,943     11,488,164
Less LIFO reserve        327,304        882,373
                     ----------------------------
Net inventories      $13,027,639    $10,605,791
                     ============================


   If the Company had used first-in, first-out (FIFO) inventory costing, net income would increase (decrease) by ($344,000), ($.04 per share); ($351,820), ($.04 per share); and $395,035, $.05 per share for the years ended May 28, 1995, May 29, 1994 and May 30, 1993, respectively, from that which has been reported.

3. NOTES RECEIVABLE
   During February 1993, the Company sold the net assets of Fleetwood Snacks, Inc., a subsidiary of the Company, for $3,900,000 in cash and $574,216 in notes receivable bearing interest at 8% and 6% per year of which $150,000 matured


                                   [  14  ]

          [     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS     ]


in February 1995 and $424,216 will mature in February 2000. Estimated provisions for loss on sale of Fleetwood Snacks of $444,104 and $1,000,737 were recorded in 1993 and 1992, respectively.
   During fiscal 1994, the Company sold an office building in exchange for a $673,000 note receivable bearing interest at 8% and maturing January 2001. A gain on the sale of approximately $180,000 has been deferred and is being recognized under the installment method of accounting.

4. PROPERTY AND EQUIPMENT
   Property and equipment balances are summarized as follows:

                              1995           1994
-----------------------------------------------------
Land                      $ 2,417,324   $ 2,417,324
Buildings                  28,541,402    13,338,077
Machinery and equipment    45,557,495    32,537,767
Transportation equipment      185,410       181,883
Construction in progress      410,231     3,535,823
                          ---------------------------
Total                      77,111,862    52,010,874
Less accumulated
   depreciation            24,599,639    21,339,228
                          ---------------------------
Property and
   equipment, net         $52,512,223   $30,671,646
                          ===========================

5. NOTES PAYABLE AND OTHER LONG-TERM OBLIGATIONS
   Notes payable and other long-term obligations consisted of:

                                           1995              1994
---------------------------------------------------------------------
Unsecured revolving bank
   line of credit;
   interest due quarterly
   and varies based on
   short-term interest
   rates (6.58% at
   May 28, 1995)                        $10,650,000      $4,000,000
Unsecured revolving bank
   line of credit due
   September 30, 1996;
   interest due monthly
   and varies based on
   short-term interest
   rates (6.56% at
   May 28, 1995)                          8,500,000       1,500,000
Unsecured revolving bank
   line of credit due
   September 30, 1996;
   interest due on demand
   and varies based on
   short-term interest rates
   (6.53% at May 28, 1995)                1,000,000               -
Other obligations                                 -          47,373
                                        ----------------------------
Total                                    20,150,000       5,547,373
Less amounts due within
   one year                                       -          47,373
                                        ----------------------------
Notes payable and other
   long-term obligations                $20,150,000      $5,500,000
                                        ============================


   Unused bank lines of credit are also available in the amount of $19,850,000 at May 28, 1995.
   The bank revolving credit agreements contain various covenants and restrictions. In the event of default, the amounts owed under the agreements become due and payable at the option of the bank. At May 28, 1995, the Company was in compliance with the terms of the agreements.
   Interest paid on the above obligations in 1995, 1994, and 1993 was approximately $646,000, $144,000, and $408,000, respectively.
   Annual maturities during the fiscal years subsequent to May 28, 1995, of the notes payable are as follows:

------------------------------------
1996                     $         -
1997                       9,500,000
1998                               -
1999                      10,650,000
                         -----------
Total                    $20,150,000
                         ===========

6. LEASES
    The future minimum lease payments under operating leases are summarized as follows:

Year
-------------------------------------
1996                      $   214,590
1997                          156,380
1998                          112,723
1999                               70
                          -----------
Total                     $   483,763
                          ===========

   Rental expense incurred for operating leases and leases whose terms are less than one year in duration, during fiscal 1995, 1994, and 1993 was approximately $1,229,000, $1,207,000, and $1,305,000, respectively. Certain operating leases for transportation equipment contain rental clauses based on miles driven.



                                   [  15  ]

               [  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  ]


7. ACCRUED EXPENSES AND OTHER LIABILITIES
         Accrued expenses and other liabilities included the following:

                                                       1995              1994
--------------------------------------------------------------------------------
Reserve for sales returns                           $2,555,355        $2,701,035
Accrued incentives                                   2,040,652         2,030,000
Accrued vacation                                     1,526,649         1,421,988
Other                                                1,733,838         1,509,833
                                                    ----------------------------
Total                                               $7,856,494        $7,662,856
                                                    ============================

8. PENSION
      The Company has defined benefit pension plans covering substantially all of its employees who are generally eligible to participate in such plans after no more than one year of service.
      At May 28, 1995 and May 29, 1994, the plans' funded status and amounts recognized in the consolidated balance sheets are:

                                                   1995                  1994
                                              Assets Exceed          Assets Exceed
                                               Accumulated            Accumulated
                                                 Benefits              Benefits
-----------------------------------------------------------------------------------
Actuarial present value
of benefit obligations:
Vested benefit obligation                       $  11,327,807         $   9,883,625
                                                ===================================
Accumulated benefit obligation                  $  11,506,489         $  10,008,305
                                                ===================================
Projected benefit obligation                    $ (15,128,590)        $ (13,045,353)
Plan assets at fair value                          14,110,524            11,913,218
                                                -----------------------------------
Excess of projected benefit
      obligation over plan assets                  (1,018,066)           (1,132,135)
Unrecognized net
      transition obligation                           639,742               731,133
Unrecognized prior
      service cost                                    586,562               347,281
Unrecognized loss                                   1,966,667               822,129
                                                -----------------------------------
Prepaid pension cost                            $   2,174,905         $     768,408
                                                ===================================

      Net pension cost for 1995, 1994, and 1993 included the following components:


                                            1995              1994          1993
-----------------------------------------------------------------------------------
Service cost-benefits
  earned during
  the period                             $  666,336       $  619,805     $  560,910
Interest cost on the
projected benefit
  obligation                                965,004          974,842        791,174
Expected return on
  plan assets                            (1,179,483)      (1,203,689)    (1,066,412)
Net amortization of
  prior service cost                         32,382           32,382         58,913
Loss (Gain) from
  prior years                                14,789                -        (59,460)
Amount recognized
  due to curtailment                              -                -        (69,681)
Net amortization of
  unrecognized
  transition asset                           91,391           91,391         91,391
                                         ------------------------------------------
Net periodic pension
  cost                                   $  590,419       $  514,731     $  306,835
                                         ==========================================

     The various rates assumed in the determination of the actuarial present value of accumulated plan benefits are as follows:

                                                           1995       1994
---------------------------------------------------------------------------
Discount rate                                              7.5%        7.5%
Assumed long-term rate of return                          10.0%       10.0%
Rate of compensation increase                              5.0%        5.0%
                                                          -----------------

     The Company has established an Investment and Savings Plan for its salaried employees, who are allowed to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. During the years ended May 28, 1995 and May 29, 1994, the Company matched 50% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Participants may contribute up to a maximum of 8% of their compensation in tax-deferred contributions and 10% in voluntary contributions. Employees vest immediately in their contribution and vest in the Company's contribution over a five-year period of service. The Company's contributions to the plan for the fiscal years ended May 28, 1995, May 29, 1994, and May 30, 1993 were $ 167,791, $152,104 and $131,950, respectively.
     Effective January 1, 1994, the Company established an Investment and Savings Plan for the hourly employees at its Garner, North Carolina manufacturing facility. The plan allows participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. During the year ended May 28, 1995, the Company contributed $13,128 to the plan. During the year ended May 29, 1994, the Company made no contribution to the plan. Effective January 1, 1995, the Company began matching 25% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Participants vest immediately in their contribution and vest in the Company's contribution over a five-year period of service.

9. POST-RETIREMENT BENEFITS OTHER THAN PENSION BENEFITS
     The Company offers health care benefits to current and future salaried retirees. Salaried employees who retired prior to January 1, 1994 receive benefits with no premium contribution from the retiree. Salaried employees who retire after January 1, 1994 receive health care benefits; however, the Company's premium contribution is based upon the employee's length of service up to a maximum of thirty years.
     On May 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions," (SFAS 106), requiring recognition of post-retirement benefit costs on an accrual basis over the active working lives of employees, rather than on a cash basis. The unrecognized liability at the date of adoption of SFAS 106, $1,161,346, will be amortized over 20 years.


                                    [  16  ]

           [     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS     ]


  The following table reconciles the actuarial present value of the Company's accumulated post-retirement benefit obligation (APBO) relating to health care to the amount recorded on the consolidated balance sheet at May 28, 1995 and May 29, 1994. There are no funded plan assets that have been designated to provide post-retirement benefits.

                                        1995             1994
---------------------------------------------------------------
Actuarial present value of APBO:
  Retirees                          $   300,000     $   464,700
  Active employees
    who are fully eligible              263,200         212,100
  Active employees who
    are not fully eligible            1,025,800         642,500
                                    ---------------------------
Total APBO                            1,589,000       1,319,300
Unrecognized net loss from
  changes in assumptions               (203,329)        (84,820)
Unrecognized transition
  obligation                         (1,045,212)     (1,103,279)
                                    ---------------------------
Accrued post-retirement
  benefit cost                      $   340,459     $   131,201
                                    ===========================

  The following table presents the components of net periodic post-retirement benefit cost for 1995 and 1994:

                                         1995           1994
---------------------------------------------------------------
Cost of benefits earned
  during the period                    $ 74,937        $ 43,248
Interest cost on APBO                   108,314          92,908
Amortization of transition
  obligation                             58,067          58,067
Amortization gains and losses             6,529               -
                                       ------------------------
Net periodic post-retirement
  benefit cost                         $247,847        $194,223
                                       ========================

  The post-retirement benefit cost under the cash basis for 1993 was approximately $52,000.
  The APBO at May 28, 1995, was computed using several actuarial assumptions. The assumed discount rate was 7.5%. The health care cost trend rate was assumed to be 10% for the first year, declining one percent for each of the next five years, and leveling to a trend rate of 5% after the sixth year. There are no assumptions for salary increases as benefits are not pay-related.
  If the assumed health care cost trend rate factors were increased one percentage point, the net periodic post-retirement benefit cost would increase by $5,711, and the APBO would increase by $76,153.

10. INCOME TAXES
  Income tax expense consisted of:

                                Federal         State       Total
--------------------------------------------------------------------
Year Ended
May 28, 1995:
   Currently payable          $4,362,200      $546,800    $4,909,000
   Deferred                      875,000             -       875,000
                              --------------------------------------
Total                         $5,237,200      $546,800    $5,784,000
                              ======================================
Year Ended
May 29, 1994:
   Currently payable          $3,866,000      $374,000    $4,240,000
   Deferred                       27,000         8,000        35,000
                              --------------------------------------
Total                         $3,893,000      $382,000    $4,275,000
                              ======================================
Year Ended
May 30, 1993:
   Currently payable          $2,873,000      $427,500    $3,300,500
   Deferred                      (97,000)      (98,500)     (195,500)
                              --------------------------------------
Total                         $2,776,000      $329,000    $3,105,000
                              ======================================

   A reconciliation of anticipated income tax expense (computed by applying the statutory federal income tax rate of 34% to income before income taxes) to income tax expense in the consolidated statements of income follows:

                                 1995         1994           1993
--------------------------------------------------------------------
Anticipated income
 tax expense                  $5,244,785   $3,872,448     $2,706,577
Increase (decrease)
 resulting from:
   State income taxes,
    net of federal benefit       359,832      256,931        206,472
   Amortization of
    goodwill                     116,061      141,388        146,956
   Other, net                     63,322        4,233         44,995
                              --------------------------------------
Income tax expense            $5,784,000   $4,275,000     $3,105,000
                              ======================================

   The approximate tax effect on each type of temporary difference that gave rise to the Company's deferred income tax assets and liabilities for 1995 under SFAS 109 is as follows:

                                Assets      Liabilities     Total
-------------------------------------------------------------------
Current:
Inventory reserve             $   53,580    $       -     $   53,580
Reserve for sales returns        971,035            -        971,035
Prepayments to employee
 benefit plans                         -     (910,858)      (910,858)
Reserve for bad debts            105,092            -        105,092
Vacation accrual                 435,095            -        435,095
Capitalization of
 inventory cost                   65,658            -         65,658
Package design cost              187,357            -        187,357
Other reserves
 and accruals                    206,171            -        206,171
Net operating loss
 carryforward                     59,786            -         59,786
Other                                226        1,858          2,084
                              --------------------------------------
Total current                 $2,084,000    $(909,000)    $1,175,000
                              ======================================


                                   [  17  ]

          [     NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS     ]


                                 Assets       Liabilities        Total
------------------------------------------------------------------------
Noncurrent:
Property, plant and
   equipment                           -      (3,999,547)     (3,999,547)
Capitalized interest              28,824                          28,824
Unamortized earnout
   payments                       50,953               -          50,953
Unamortized royalty payment      155,167               -         155,167
Inventory writedown                    -         (89,317)        (89,317)
NOL carryforward                  53,200               -          53,200
Other                                720               -             720
                              ------------------------------------------
Total noncurrent                 288,864      (4,088,864)     (3,800,000)
                              ------------------------------------------
Total                         $2,471,259     $(5,096,259)    $(2,625,000)
                              ==========================================

  The approximate tax effect on each type of temporary difference that gave rise to the Company's deferred income tax assets and liabilities for 1994 under SFAS 109 is as follows:

                                 Assets         Liabilities      Total
------------------------------------------------------------------------
Current:
   Inventory reserve
     for finished
     goods and
     packaging                $   68,020       $       -      $   68,020
   Reserve for
     sales returns             1,026,393               -       1,026,393
   Prepayments to
     employee benefit
     plans                             -        (713,008)       (713,008)
   Reserve for bad debts          90,505               -          90,505
   Vacation accrual              405,267               -         405,267
   Capitalization of
     inventory costs              51,389               -          51,389
   Package design costs          190,302               -         190,302
   Other reserves
     and accruals                277,575               -         277,575
   Net operating loss
     carryforward                 83,304               -          83,304
   Other                           7,245          (1,992)          5,253
                              ------------------------------------------
Total current                 $2,200,000       $(715,000)     $1,485,000
                              ==========================================


                                 Assets       Liabilities       Total
------------------------------------------------------------------------
Noncurrent:
   Property and
     equipment                 $       -     $(3,463,370)    $(3,463,370)
   Capitalized interest           32,538               -          32,538
   Unamortized
     earnout payments             64,253               -          64,253
   Unamortized
     royalty payment             167,833               -         167,833
   Deferred gain on
     sale of real estate               -         (75,536)        (75,536)
   Unamortized
     inventory writedown               _         (59,010)        (59,010)
   Net operating loss
     carryforwards                61,359               -          61,359
   General business
     credit carryforwards         36,643               -          36,643
   Other                           2,374          (2,084)            290
------------------------------------------------------------------------
Total noncurrent                 365,000      (3,600,000)     (3,235,000)
------------------------------------------------------------------------
Total                         $2,565,000     $(4,315,000)    $(1,750,000)
========================================================================

   A valuation allowance is provided when it is more likely than not that some portion of the deferred income tax assets will not be realized. At May 28, 1995 and May 29, 1994, no valuation allowance is necessary.

The components of the provision for deferred income taxes for the year ended May 30, 1993, as reported under APB 11, are as follows:

                                            1993
----------------------------------------------------
Prepayments to employee benefit plans      $  15,583
Inventory reserve for finished goods
   and packaging                               2,282
Items related to Fleetwood, Rachel's,
   and Acme acquisitions, net               (577,585)
Reserve for sales returns                   (115,674)
Property and equipment                      (155,473)
Obligations under licensing agreement          5,781
Reserve for bad debts                          3,484
Vacation accrual                             (39,280)
Alternative minimum tax                      272,941
Package design costs                         124,555
Provision for loss on sale of
   Fleetwood Snacks, Inc.                    421,210
Other                                       (153,324)
                                           ---------
Total                                      $(195,500)
                                           =========

  Income taxes paid in fiscal 1995, 1994, and 1993 were approximately $5,699,4000, $3,250,000, and $2,835,000 respectively.



                                   [  18  ]

        [  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS & INDEPENDENT
                              AUDITORS' REPORT  ]

11. Stockholders' Equity
  Stockholders' equity consisted of:

                                            1995              1994
----------------------------------------------------------------------
Common stock shares
   authorized-$.01 par value             20,000,000         20,000,000
                                         =============================
Shares issued and outstanding             7,732,300          7,714,800
                                         =============================


   On October 5, 1993, the Company purchased 1,000,000 common shares at $7.5625 per share from a director of the Company.
   At May 28, 1995, the Company had stock options outstanding to certain employees for 994,870 shares of common stock at prices ranging from $2.75 to $9.25 per share exercisable until 1995-2003. Unexercised options are forfeited upon termination of employment.
   On June 23, 1995, the Company declared a quarterly cash dividend of $.04 per share payable on August 1, 1995, to stockholders of record on July 14, 1995. This rate represents a 33% increase from the previous quarterly rate of $.03 per share.


GoodMark Foods, Inc.
Board of Directors:

   We have audited the accompanying consolidated balance sheets of GoodMark Foods, Inc. and its subsidiaries as of May 28, 1995 and May 29, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended May 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GoodMark Foods, Inc. and its subsidiaries at May 28, 1995 and May 29, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended May 28, 1995 in conformity with generally accepted accounting principles.
   As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective May 31, 1993 to conform with Statement of Financial Accounting Standards No.109.


Deloitte & Touche LLP
Raleigh, North Carolina
July 7, 1995



                                   [  19  ]