Form 10-K, Exhibit 13
period 1996-05-26
GOODMARK FOODS INC
filed 1996-08-23
CIK 778709

                                                                      EXHIBIT 13



                 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


(In thousands, except per share data)
                                                   Quarter Ended
                                       ----------------------------------------
                                        Aug. 27   Nov. 26,  Feb. 25,  May 26,
Fiscal 1996                              1995      1995      1996      1996        Year
- - -----------------------------------------------------------------------------------------
Net sales                              $ 46,273  $ 43,538  $ 42,737  $ 45,367  $ 177,915
Gross profit                             17,590    14,971    15,840    17,520     65,921
Net income                                2,720     1,273     1,600     1,106      6,699
Net income per share                        .34       .16       .20       .14        .83
Average shares outstanding                8,095     8,152     8,085     7,885      8,055



                                                   Quarter Ended
                                       ----------------------------------------
                                        Aug. 28,  Nov. 27,  Feb. 26,  May 28,
  Fiscal 1995                            1994      1994      1995     1995         Year
- - -----------------------------------------------------------------------------------------
  Net sales                            $ 43,407  $ 44,493  $ 41,150  $ 48,376  $ 177,426
  Gross profit                           17,220    17,576    15,228    17,136     67,160
  Net income                              2,850     3,075     1,953     1,720      9,598
  Net income per share                      .37       .38       .24       .21       1.20
  Average shares outstanding              7,716     8,023     8,042     8,054      8,018


                       MARKET AND DIVIDEND INFORMATION

Stock Price / Dividend Data
                                                   Quarter Ended
                                       ----------------------------------------
                                        Aug. 27,  Nov. 26,  Feb. 25,  May 26,
Fiscal 1996                              1995      1995      1996      1996        Year
- - -----------------------------------------------------------------------------------------
High                                   $ 18 1/4  $ 19      $ 18 3/4  $ 16 7/8     $ 19
Low                                      15 1/2    16 1/4    14 1/4    14          14
Cash dividend declared per common share     .04       .04       .04       .04      .16



                                                   Quarter Ended
                                       ----------------------------------------
                                        Aug. 28,  Nov. 27,  Feb. 26,  May 28,
Fiscal 1995                              1994      1994      1995      1995        Year
- - -----------------------------------------------------------------------------------------
High                                   $ 13 1/4   $ 16 1/2  $ 16 3/4  $ 16 3/4  $ 16 3/4
Low                                       9 5/8     12 3/4    13 1/4    13 3/4     9 5/8
Cash dividend declared per common share     .03        .03       .03       .03       .12


     The common stock of GoodMark Foods, Inc. is listed and traded on the National Market System under the Nasdaq symbol GDMK. At May 26, 1996, the approximate number of shareholders was 2,000.
     The Company's common stock commenced trading on the Nasdaq National Market System on November 7, 1985. On June 24, 1993, the Company's Board of Directors approved the payment of quarterly cash dividends. On June 27, 1994, the Company's Board of Directors approved a two-for-one stock split to be effected in the form of a 100% stock dividend. On August 1, 1994, one additional share of common stock was issued for every share held by shareholders of record on July 15, 1994.

                            SELECTED FINANCIAL DATA



Fiscal Year Ended                                                          May 26, 1996        May 28, 1995         May 29, 1994
- - --------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Net sales (1)                                                             $ 177,914,908       $ 177,425,669        $ 159,689,808
Cost of goods sold                                                          111,993,797         110,266,138          100,394,425
                                                                          ------------------------------------------------------
Gross profit                                                                 65,921,111          67,159,531           59,295,383
Selling, general and administrative expenses                                 53,441,196          51,801,846           47,557,953
                                                                          ------------------------------------------------------
Income from operations                                                       12,479,915          15,357,685           11,737,430
                                                                          ------------------------------------------------------
Other income (expense)
  Interest expense, net                                                      (1,186,889)            (43,831)             (70,618)
  Other                                                                        (558,287)             68,014             (277,257)
                                                                          ------------------------------------------------------
Total                                                                        (1,745,176)             24,183             (347,875)
                                                                          ------------------------------------------------------
Income before income taxes and cumulative effect of accounting change        10,734,739          15,381,868           11,389,555
Income taxes                                                                  4,036,000           5,784,000            4,275,000
                                                                          ------------------------------------------------------
Income before cumulative effect of accounting change                          6,698,739           9,597,868            7,114,555
Cumulative effect of accounting change                                                -                   -             (211,300)
                                                                          ------------------------------------------------------
Net income                                                                $   6,698,739       $   9,597,868        $   6,903,255
                                                                          ======================================================
Income per common share before cumulative effect of accounting change     $         .83       $        1.20        $         .88
                                                                          ======================================================
Net income per common share                                               $         .83       $        1.20        $         .86
                                                                          ======================================================
Average shares outstanding                                                    8,054,849           8,017,768            8,043,800
                                                                          ======================================================

BALANCE SHEET DATA:

Working capital                                                           $  15,348,428       $  14,581,159        $  11,842,741
Total assets                                                                 85,056,133          86,814,432           59,558,993
Long-term debt and obligations (2)                                           17,800,000          20,150,000            5,500,000
Stockholders' equity                                                         48,808,327          46,190,491           37,394,212
Cash dividends declared per common share                                  $         .16       $         .12        $         .10



Fiscal Year Ended                                                           May 30, 1993      May 31, 1992
- - ----------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Net sales (1)                                                              $ 141,221,039     $ 144,463,508
Cost of goods sold                                                            89,906,169        95,710,662
                                                                           -------------------------------
Gross profit                                                                  51,314,870        48,752,846
Selling, general and administrative expenses                                  42,849,164        41,489,633
                                                                           -------------------------------
Income from operations                                                         8,465,706         7,263,213
                                                                           -------------------------------
Other income (expense)
  Interest expense, net                                                         (290,762)       (1,232,898)
  Other                                                                         (214,424)         (825,145)
                                                                           -------------------------------
Total                                                                           (505,186)       (2,058,043)
                                                                           -------------------------------
Income before income taxes and cumulative effect of accounting change          7,960,520         5,205,170
Income taxes                                                                   3,105,000         1,981,000
                                                                           -------------------------------
Income before cumulative effect of accounting change                           4,855,520         3,224,170
Cumulative effect of accounting change                                                 -                 -
                                                                           -------------------------------
Net income                                                                 $   4,855,520     $   3,224,170
                                                                           ===============================
Income per common share before cumulative effect of accounting change      $         .56     $         .37
                                                                           ===============================
Net income per common share                                                $         .56     $         .37
                                                                           ===============================
Average shares outstanding                                                     8,637,916         8,607,734
                                                                           ===============================

BALANCE SHEET DATA:

Working capital                                                            $  13,909,831     $  17,709,463
Total assets                                                                  57,709,403        63,282,391
Long-term debt and obligations (2)                                             4,547,373        13,747,569
Stockholders' equity                                                          38,571,693        33,460,360
Cash dividends declared per common share                                               -                 -


    (1) 1992 sales included $12,582 of Fleetwood Snacks sales which are entirely excluded from 1993 sales due to the 1992 year-end decision to sell the assets of Fleetwood Snacks.
    (2) Long-term debt includes notes payable, other long-term obligations under capital leases, and obligations under licensing agreement.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Operations:
     The following table shows the composition of our income statements as a percentage of net sales:



As a Percentage of
Net Sales for Fiscal                           May 26,  May 28,  May 29,
Years Ended                                     1996     1995     1994
- - ----------------------------------------------------------------------------
Net sales                                       100.0%   100.0%   100.0%
Cost of goods sold                               62.9     62.1     62.9
                                                -----------------------
Gross profit                                     37.1     37.9     37.1
Selling, general and
  administrative expenses                        30.1     29.2     29.8
                                                -----------------------
Income from operations                            7.0      8.7      7.3
Other expenses                                    1.0        -       .2
                                                -----------------------
Income before income
  taxes and cumulative
  effect of accounting
  change                                          6.0      8.7      7.1
Income taxes                                      2.2      3.3      2.7
                                                -----------------------
Income before
  cumulative effect
  of accounting
  change                                          3.8      5.4      4.4
Cumulative effect
  of accounting
  change                                            -        -       .1
                                                -----------------------
Net income                                        3.8%     5.4%     4.3%
                                                -----------------------


Fiscal 1996 Compared with Fiscal 1995
     Net sales for the fiscal year ended May 26, 1996, were $177,915,000 compared with $177,426,000 in fiscal 1995. Revenues from snack items were only 1% above last year due mostly to a 28% decline in our private label volume, along with operational problems related to our plant expansion, and the unusually adverse winter weather conditions in our largest market area, the eastern half of the United States. Notwithstanding these problems, our branded snack sales were 5% over last year. Packaged meats revenues (which account for approximately 12% of total revenues) were 2% below last year.
     There were no price changes in snack items. Commensurate with lower meat costs, we reduced packaged meats prices to remain competitive. Packaged meats volume as measured in pounds increased 9% over last year, offsetting some of the impact of the price reduction.
     Gross profit margin decreased to 37% from 38% last year. The decline in gross profit was due to the higher level of fixed manufacturing costs associated with the expansion in production capacity with only a slight sales volume increase.
     Selling, general, and administrative expense as a percentage of sales was 30%, compared with last year's 29%. This unfavorable comparison was due to increased trade spending in an effort to regain sales momentum after the operational and weather problems referred to above.
     Net interest expense compares unfavorably with last year due to an increase in the average level of debt and last year's interest cost of $524,000 being capitalized as part of the cost of expanding the Garner, North Carolina production facility.
     The unfavorable comparison in other expense is due to a pretax charge of $508,000 to reserve for a note receivable related to the divestiture of Fleetwood Snacks in fiscal 1993. The company that bought Fleetwood Snacks has filed for Chapter 11 bankruptcy protection.


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

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



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


Financial Condition
     Cash provided by operating activities for the year ended May 26, 1996, was $13,985,000, 15% higher than last year's $12,170,000.
     Cash and cash equivalents increased to $858,000 from $386,000 at the end of last year. Working capital increased to $15,348,000 from $14,581,000 a year ago. The current ratio was 2.1 compared with 1.9 a year ago.
     Long-term debt and obligations decreased $2,350,000, from $20,150,000 to $17,800,000, or from 30% to 27% of capitalization since the end of the last fiscal year. These reductions were achieved with the cash provided by operations, notwithstanding a repurchase of 250,000 shares of the Company's stock at a total cost of $4,031,000.
     Fiscal 1996 capital expenditures totaled $6,583,000 compared with a record $26,289,000 last year, of which $22,496,000 was spent on the expansion of the Garner, North Carolina production facility. The expansion expenditures were completed during the first quarter of 1996, at which time capital spending returned to a more normal level. Cash from operating activities, plus amounts available under unused bank lines of credit, are expected to be sufficient to fund planned capital expenditures, required amortization of long-term obligations, working capital requirements, dividends, and authorized stock repurchases.


Inflation
     Inflation affects GoodMark principally through higher costs for materials and wages. Historically, we have been able to offset cost increases by more effective purchasing, productivity improvements and price increases.

Net Cash Provided by Operating Activities ($ in thousands)

[GRAPH]
        1992...........$10,507
        1993...........$12,847
        1994...........$10,774
        1995...........$12,170
        1996...........$13,985

Return on Average Equity

[GRAPH]
        1992...........10.1%
        1993...........13.5%
        1994...........18.2%
        1995...........23.0%
        1996...........14.1%

Return on Average Assets

[GRAPH]
        1992........... 4.9%
        1993........... 7.8%
        1994...........11.8%
        1995...........13.1%
        1996........... 7.8%

                          CONSOLIDATED BALANCE SHEETS


May 26, 1996 and May 28, 1995                                                                        1996         1995
- - -------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                                             $   857,529  $   386,281
  Accounts receivable (net of allowance for doubtful accounts:
     1996 - $324,521; 1995 - $276,558)                                                             9,295,951   11,016,534
  Inventories (Note 2)                                                                            12,336,388   13,027,639
  Prepaid expenses (Note 8)                                                                        4,843,096    5,090,600
  Notes receivable (Note 3)                                                                           27,104        9,522
  Income taxes receivable                                                                            662,166      549,524
  Deferred income taxes (Note 10)                                                                    867,000    1,175,000
                                                                                                 ------------------------
     Total current assets                                                                         28,889,234   31,255,100
PROPERTY AND EQUIPMENT, net (Note 3)                                                              53,935,810   52,512,223
OTHER ASSETS (including goodwill resulting from purchase of Acme Foods Company:
1996 - $1,629,570; 1995 - $2,005,614 (Note 1)                                                      2,231,089    3,047,109
                                                                                                 ------------------------
TOTAL                                                                                            $85,056,133  $86,814,432
                                                                                                 ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                               $ 6,020,780  $ 8,817,447
  Accrued expenses and other liabilities (Notes 7 and 9)                                           7,520,026    7,856,494
                                                                                                 ------------------------
     Total current liabilities                                                                    13,540,806   16,673,941
                                                                                                 ------------------------
LONG-TERM DEBT -
  Notes payable and other long-term obligations (Note 5)                                          17,800,000   20,150,000
                                                                                                 ------------------------
DEFERRED INCOME TAXES (Note 10)                                                                    4,907,000    3,800,000
COMMITMENTS AND CONTINGENCIES (Note 6)                                                           ------------------------
STOCKHOLDERS' EQUITY (Note 11):
  Common stock                                                                                        75,924       77,323
  Additional paid-in capital                                                                       5,313,406    4,126,875
  Retained earnings                                                                               43,420,104   41,989,020
  Unearned stock award compensation                                                                   (1,107)      (2,727)
                                                                                                 ------------------------
     Stockholders' equity                                                                         48,808,327   46,190,491
                                                                                                 ------------------------
TOTAL                                                                                            $85,056,133  $86,814,432
                                                                                                 ========================


                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME




Years Ended May 26, 1996; May 28, 1995; and May 29, 1994                                 1996          1995           1994
- - -------------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                           $ 177,914,908  $ 177,425,669  $ 159,689,808
COST OF GOODS SOLD                                                                    111,993,797    110,266,138    100,394,425
                                                                                    -------------------------------------------
GROSS PROFIT                                                                           65,921,111     67,159,531     59,295,383
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Notes 6, 7, 8 and 9)                     53,441,196     51,801,846     47,557,953
                                                                                    -------------------------------------------
INCOME FROM OPERATIONS                                                                 12,479,915     15,357,685     11,737,430
                                                                                    -------------------------------------------
OTHER INCOME (EXPENSE):
  Interest income                                                                          90,794         86,785         78,587
  Interest expense (Note 5)                                                            (1,277,683)      (130,616)      (149,205)
  Other                                                                                  (558,287)        68,014       (277,257)
                                                                                    -------------------------------------------
     Total                                                                             (1,745,176)        24,183       (347,875)
                                                                                    -------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  10,734,739     15,381,868     11,389,555
                                                                                    -------------------------------------------
INCOME TAXES (Note 10):
  Currently payable                                                                     2,621,000      4,909,000      4,240,000
  Deferred                                                                              1,415,000        875,000         35,000
                                                                                    -------------------------------------------
     Total                                                                              4,036,000      5,784,000      4,275,000
                                                                                    -------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                    6,698,739      9,597,868      7,114,555
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (Note 1)                                                 -              -       (211,300)
                                                                                    -------------------------------------------
NET INCOME                                                                          $   6,698,739  $   9,597,868  $   6,903,255
                                                                                    ===========================================
Income per common and common share equivalent before cumulative effect
of accounting change (Note 1)                                                       $         .83  $        1.20  $         .88
                                                                                    ===========================================
Net income per common and common share equivalent (Note 1)                          $         .83  $        1.20  $         .86
                                                                                    ===========================================
Cash dividends per common share (Note 11)                                           $         .16  $         .12  $         .10
                                                                                    ===========================================
Average shares outstanding                                                              8,054,849      8,017,764      8,043,800
                                                                                    ===========================================



                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                      Additional                  Unearned
                                                           Common      Paid-in      Retained     Stock Award
Years Ended May 26, 1996; May 28, 1995 and May 29, 1994     Stock      Capital      Earnings     Compensation      Total
- - ---------------------------------------------------------------------------------------------------------------------------
Balance, May 30, 1993                                      $ 43,319  $ 3,734,216  $ 34,805,429   $ (11,271)    $ 38,571,693
                                                           ================================================================
Stock options exercised                                         254      265,084                                    265,338
2-for-1 stock split (Note 11)                                38,574                    (38,574)
Amortization of stock award plan                                                                     5,832            5,832
Repurchase of common stock                                   (5,000)                (7,557,500)                  (7,562,500)
Payments of dividends                                                                 (794,689)                    (794,689)
Issuance of common stock under dividend reinvestment plan         1        5,282                                      5,283
Net income                                                                           6,903,255                    6,903,255
                                                           ----------------------------------------------------------------
Balance, May 29, 1994                                        77,148    4,004,582    33,317,921      (5,439)      37,394,212
                                                           ================================================================

Stock options exercised                                         149       86,212                                     86,361
Amortization of stock award plan                                                                     2,712            2,712
Payments of dividends                                                                 (926,769)                    (926,769)
Issuance of common stock under dividend reinvestment plan        26       36,081                                     36,107
Net income                                                                           9,597,868                    9,597,868
                                                           ----------------------------------------------------------------
Balance, May 28, 1995                                        77,323    4,126,875    41,989,020      (2,727)      46,190,491
                                                           ================================================================

Stock options exercised                                       1,064      788,186                                    789,250
Amortization of stock award plan                                                                     1,620            1,620
Payments of dividends                                                               (1,239,242)                  (1,239,242)
Issuance of common stock under dividend reinvestment plan        37       59,638                                     59,675
Stock repurchase                                             (2,500)                (4,028,413)                  (4,030,913)
Tax benefit of stock options exercised                                   338,707                                    338,707
Net income                                                                           6,698,739                    6,698,739
                                                           ----------------------------------------------------------------
Balance, May 26, 1996                                      $ 75,924  $ 5,313,406  $ 43,420,104   $  (1,107)    $ 48,808,327
                                                           ================================================================



                See notes to consolidated financial statements.

                     Consolidated Statements of Cash Flows




Years Ended May 26, 1996; May 28, 1995 and May 29, 1994                                  1996          1995          1994
- - -------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                                         $  6,698,739   $  9,597,868   $  6,903,255
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                      5,637,082      4,723,542      3,809,543
     Provision for deferred income taxes                                                1,415,000        875,000         35,000
     Loss on disposal of fixed assets                                                      13,512        109,995        331,772
     Provision for loss on note receivable                                                486,279              -              -
     Cumulative effect of accounting change                                                     -              -        211,300
  Changes in assets and liabilities:
     Accounts receivable                                                                1,720,583     (2,182,904)    (1,812,618)
     Inventories                                                                          691,251     (2,421,848)      (616,668)
     Prepaid expenses                                                                     247,504     (1,417,865)      (180,893)
     Notes receivable                                                                     (17,582)       144,314              -
     Accounts payable                                                                  (2,796,667)     4,421,314       (127,052)
     Accrued expenses and other liabilities                                              (336,468)       193,638      1,148,231
     Income taxes                                                                         226,065     (1,872,943)     1,072,488
                                                                                     ------------------------------------------
     Net cash provided by operating activities                                         13,985,298     12,170,111     10,774,358
                                                                                     ==========================================
INVESTING ACTIVITIES:
  Proceeds from disposal of fixed assets                                                   20,128        208,111         26,985
  Purchase of investments                                                                       -              -     (2,733,702)
  Proceeds from disposal of investments                                                         -              -       2,733,70
  Capital expenditures                                                                 (6,583,228)   (26,289,132)    (6,240,287)
  Decrease (increase) in other assets net of amortization                                (179,720)       (22,665)         4,147
                                                                                     ------------------------------------------
     Net cash used in investing activities                                             (6,742,820)   (26,103,686)    (6,209,155)
                                                                                     ==========================================
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                             42,250,000     43,510,000     20,800,000
  Principal payments on long-term debt and obligations under licensing agreement      (44,600,000)   (28,907,373)   (20,050,196)
  Stock options exercised                                                                 789,250         86,361        265,338
  Dividends paid                                                                       (1,239,242)      (926,769)      (794,689)
  Repurchase of common stock                                                           (4,030,913)             -     (7,562,500)
  Issuance of common stock under dividend reinvestment plan                                59,675         36,107          5,283
                                                                                     ------------------------------------------
     Net cash provided by (used in) financing activities                               (6,771,230)    13,798,326     (7,336,764)
                                                                                     ------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                                 471,248       (135,249)    (2,771,561)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                              386,281        521,530      3,293,091
                                                                                     ------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                               $    857,529   $    386,281   $    521,530
                                                                                     ==========================================


                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 26, 1996; May 28, 1995 and
     May 29, 1994

1. Basis of Presentation and Accounting Policies
     Basis of Presentation-GoodMark Foods, Inc. (the "Company") makes consumer food products from meat and grain. These products include meat snacks, packaged meats and extruded snacks. They are marketed throughout the United States and exported.
     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.
     Certain reclassifications have been made to prior years' financial statements to conform to the classifications used in 1996.

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

     c. Income Taxes-In Fiscal 1994 the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109), which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Since the Company elected not to restate prior years' financial statements, the cumulative effect on years prior to the change in accounting principle of $211,300 was reflected as a charge to the consolidated statement of income in 1994.

     d. Pension and Other Post-retirement Benefit Costs-Pension costs are funded as accrued. Prior service costs are amortized over the future service periods of active employees. Other post-retirement benefit costs are accrued during the years as employee provides services.

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

     g. Customer Concentration-In fiscal 1996, 1995, and 1994, sales to WalMart Stores, Inc. and affiliates totaled approximately $30,000,000, $27,000,000, and $20,000,000, respectively.

     h. Earnings Per Share-In fiscal 1996 and 1995, earnings per common and common share equivalent are based on the weighted-average number of common shares and common share equivalents outstanding during the period. Common share equivalents represent the dilutive effect of outstanding stock options. Fully diluted earnings per share have not been presented because the differences are insignificant. In 1994, common share equivalents were not included as their effect was immaterial.

     i. Use of Estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Inventories

Inventories consisted of:
                            1996        1995
- - -------------------------------------------------
Raw materials         $  4,861,904   $  5,324,052
Work in process            798,694      1,269,051
Finished goods           6,884,654      6,761,840
                      ---------------------------
Total                   12,545,252     13,354,943
Less LIFO reserve          208,864        327,304
                      ---------------------------
Net inventories       $ 12,336,388   $ 13,027,639
                      ===========================


     If the Company had used first-in, first-out (FIFO) inventory costing, net income would decrease by $74,000, $.01 per share; $344,000, $.04 per share; and $351,820, $.04 per share for the years ended May 26, 1996, May 28, 1995, and May 29, 1994, respectively, from that which has been reported.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Notes Receivable
     During fiscal 1994, the Company sold an office building in exchange for a $673,000 note receivable bearing interest at 8% and maturing January 2001. A gain on the sale of approximately $180,000 has been deferred and is being recognized under the installment method of accounting.

4. Property and Equipment

Property and equipment balances are summarized as follows:

                                  1996             1995
- - ----------------------------------------------------------
Land                          $ 2,402,140      $ 2,402,140
Land improvements                 536,961          536,961
Buildings                      25,557,549       25,068,709
Machinery and equipment        52,205,973       48,508,411
Transportation equipment          230,561          185,410
Construction in progress        2,212,825          410,231
                              ----------------------------
Total                          83,146,009       77,111,862
Less accumulated depreciation  29,210,199       24,599,639
                              ----------------------------
Property and
 equipment, net               $53,935,810      $52,512,223
                              ============================

5. Notes Payable and Other Long-Term Obligations

Notes payable and other long-term obligations consisted of:

                                                 1996                  1995
- - -------------------------------------------------------------------------------
Unsecured revolving bank
  lines of credit due
  November 21, 2000;
  interest due quarterly
  at varied rates based on
  LIBOR (5.795% to
  6.06% at May 26, 1996)                      $ 2,800,000           $    -
Term notes due
November 21, 2000;
  interest due monthly
  at an annual rate of 6.5%                    15,000,000                -
Unsecured revolving bank
  lines of credit, repaid
  during 1996                                       -                20,150,000
                                              ---------------------------------
Notes payable and other
  long-term obligations                       $17,800,000           $20,150,000
                                              =================================

     Unused bank lines of credit are also available in the amount of $27,200,000 at May 26, 1996.
     The bank revolving credit agreements contain various covenants and restrictions. In the event of default, the amounts owed under the agreements become due and payable at the option of the bank. At May 26, 1996, the Company was in compliance with the terms of the agreements.
     Interest paid on the above obligations in 1996, 1995, and 1994 was approximately $1,274,000, $646,000, and $144,000, respectively.
     Annual maturities during the fiscal years subsequent to May 26, 1996, of the notes payable and other long-term obligations are as follows:

1997                                         $         -
1998                                                   -
1999                                                   -
2000                                                   -
2001                                          17,800,000
                                             -----------
Total                                        $17,800,000
                                             ===========

6. Leases
     The future minimum lease payments under operating leases are summarized as follows:

Year
- - ----------------------------------------------------
1997                                        $791,290
1998                                         571,620
1999                                         492,533
2000                                         502,497
2001                                         518,730

     Rental expense incurred for operating leases and leases whose terms are less than one year in duration, during fiscal 1996, 1995, and 1994 was approximately $1,415,000, $1,229,000, and $1,207,000, respectively. Certain operating leases for transportation equipment contain rental clauses based on miles driven.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Expenses and Other Liabilities
     Accrued expenses and other liabilities included the following:

                                         1996            1995
- - ----------------------------------------------------------------
Reserve for sales returns             $2,095,994      $2,555,355
Accrued incentives                       483,500       2,040,652
Accrued vacation                       1,705,601       1,526,649
Other                                  3,234,931       1,733,838
                                      ----------      ----------
Total                                 $7,520,026      $7,856,494
                                      ==========      ==========

8. Pension
     The Company has defined benefit pension plans covering substantially all of its employees who are generally eligible to participate in such plans after no more than one year of service.
     At May 26, 1996 and May 28, 1995, the plans' funded status and amounts recognized in the consolidated balance sheets are:

                                                  1996                1995
 -----------------------------------------------------------------------------
 Actuarial present value
 of benefit obligations:
 Vested benefit obligation                    $ 11,866,060        $ 11,327,807
                                              ================================
 Accumulated benefit obligation               $ 12,040,497        $ 11,506,489
                                              ================================
 Projected benefit obligation                 $(15,449,955)       $(15,128,590)
 Plan assets at fair value                      16,896,516          14,110,524
                                              --------------------------------
 Excess (deficiency) of assets
   over projected obligation                     1,446,561          (1,018,066)
 Unrecognized net
   transition obligation                           548,351             639,742
 Unrecognized prior
   service cost                                    705,694             586,562
 Unrecognized (gain) loss                         (867,072)          1,966,667
                                              --------------------------------
 Prepaid pension cost                         $  1,833,534        $  2,174,905
                                              ================================


Net pension cost for 1996, 1995, and 1994 included the following components:

                             1996            1995            1994
- - --------------------------------------------------------------------
Service cost-benefits
  earned during
  the period             $   790,620     $   666,336     $   619,805
Interest cost on the
projected benefit
  obligation               1,120,203         965,004         974,842
Expected return on
  plan assets             (1,371,418)     (1,179,483)     (1,203,689)
Net amortization of
  prior service cost          53,292          32,382          32,382
Loss (Gain) from
  prior years                 37,979          14,789               -
Net amortization of
  unrecognized
  transition asset            91,391          91,391          91,391
                         -------------------------------------------
Net periodic pension
  cost                   $   722,067     $   590,419     $   514,731
                         ===========================================

     The various rates assumed in the determination of the actuarial present value of accumulated plan benefits are as follows:

                                            1996         1995
- - --------------------------------------------------------------
Discount rate                                8.0%         7.5%
Assumed long-term rate of return            10.0%        10.0%
Rate of compensation increase                5.0%         5.0%

     The Company has established an Investment and Savings Plan for its salaried employees, who are allowed to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. During the year ended May 28, 1995, the Company matched 50% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Effective January 1, 1996, the Company began matching 50% of the tax deferred contributions up to a maximum of 4% of each participant's income. Participants may contribute up to a maximum of 8% of their compensation in tax-deferred contributions and 10% in voluntary contributions. Employees vest immediately in their contribution and vest in the Company's contribution over a five-year period of service. The Company's contributions to the plan for the fiscal years ended May 26, 1996, May 28, 1995, and May 29, 1994 were $195,858, $167,791 and
$152,104, respectively.
     Effective January 1, 1994, the Company established an Investment and Savings Plan for the hourly employees at its Garner, North Carolina manufacturing facility. The plan allows participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. Effective January 1, 1995, the Company began matching 25% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Participants vest immediately in their contribution and vest in the Company's contribution over a five-year period of service. During the years ended May 26, 1996 and May 28, 1995, the Company contributed $28,383 and $13,128, respectively, to the plan. During the year ended May 29, 1994, the Company made no contribution to the plan.
     Effective January 1, 1996, the Company established an Investment and Savings Plan for the hourly employees at its Folcroft, Pennsylvania manufacturing facility. The plan allows participants to make contributions by salary deduction pursuant to section 401(k) of the Internal Revenue Code. Participants vest immediately in their contribution. There were no company contributions to the plan for the year ended May 26, 1996.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Post-retirement Benefits Other Than Pension Benefits
     The Company offers health care benefits to current and future salaried retirees. Salaried employees who retired prior to January 1, 1994 receive benefits with no premium contribution from the retiree. Salaried employees who retire after January 1, 1994 receive health care benefits; however, the Company's premium contribution is based upon the employee's length of service up to a maximum of thirty years.
     The following table reconciles the actuarial present value of the Company's accumulated post-retirement benefit obligation (APBO) relating to health care to the amount recorded on the consolidated balance sheet at May 26, 1996 and May 28, 1995. There are no funded plan assets that have been designated to provide post-retirement benefits.

                                                  1996                        1995
- - --------------------------------------------------------------------------------------
Actuarial present value of APBO:
  Retirees                                     $  364,000                  $   300,000
  Active employees
    who are fully eligible                        485,000                      263,200
  Active employees who
    are not fully eligible                      1,041,000                    1,025,800
                                               ---------------------------------------
Total APBO                                      1,890,000                    1,589,000
Unrecognized net loss from
  changes in assumptions                         (308,760)                    (203,329)
Unrecognized transition
  obligation                                     (987,145)                  (1,045,212)
                                               ---------------------------------------
Accrued post-retirement
  benefit cost                                 $  594,095                  $   340,459
                                               =======================================

    The following table presents the components of net periodic post-retirement benefit cost for 1996 and 1995:

                                                   1996                         1995
- - --------------------------------------------------------------------------------------
Cost of benefits earned
  during the period                              $ 85,053                     $ 74,937
Interest cost on APBO                             138,867                      108,314
Amortization of transition
  obligation                                       58,067                       58,067
Amortization gains and losses                      28,073                        6,529
                                                 -------------------------------------
Net periodic post-retirement
  benefit cost                                   $310,060                     $247,847
                                                 =====================================

     The APBO at May 26, 1996, was computed using several actuarial assumptions. The assumed discount rate was 8.0%. The health care cost trend rate was assumed to be 10% for the first year, declining one percent for each of the next five years, and leveling to a trend rate of 5% after the sixth year. There are no assumptions for salary increases as benefits are not pay-related.
     If the assumed health care cost trend rate factors were increased one percentage point, the net periodic post-retirement benefit cost would increase by $5,445, and the APBO would increase by $72,600.

10. Income Taxes

  Income tax expense consisted of:

                               Federal       State          Total
- - ---------------------------------------------------------------------
Year Ended
May 26, 1996:
 Currently payable            $2,510,000   $  111,000     $ 2,621,000
 Deferred                      1,274,000      141,000       1,415,000
                              ---------------------------------------
Total                         $3,784,000   $  252,000     $ 4,036,000
                              =======================================
Year Ended
May 28, 1995:
 Currently payable            $4,362,200   $  546,800     $ 4,909,000
 Deferred                        875,000            -         875,000
                              ---------------------------------------
Total                         $5,237,200   $  546,800     $ 5,784,000
                              =======================================
Year Ended
May 29, 1994:
 Currently payable            $3,866,000   $  374,000     $ 4,240,000
 Deferred                         27,000        8,000          35,000
                              ---------------------------------------
Total                         $3,893,000   $  382,000     $ 4,275,000
                              =======================================

     A reconciliation of anticipated income tax expense (computed by applying the statutory federal income tax rate of 34% to income before income taxes) to income tax expense in the consolidated statements of income follows:

                                  1996        1995          1994
- - --------------------------------------------------------------------
Anticipated income
 tax expense                   $3,649,811  $5,244,785    $ 3,872,448
Increase (decrease)
 resulting from:
  State income taxes,
    net of federal benefit        166,320     359,832        256,931
  Amortization of
    goodwill                      119,732     116,061        141,388
  Other, net                      100,137      63,322          4,233
                               -------------------------------------
Income tax expense             $4,036,000  $5,784,000    $ 4,275,000
                               =====================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The approximate tax effect on each type of temporary difference that gave rise to the Company's deferred income tax assets and liabilities for 1996 under SFAS 109 is as follows:

                                Assets        Liabilities           Total
- - ----------------------------------------------------------------------------
Current:
 Inventory reserve
   for finished
   goods and
   packaging                  $   34,846      $         -        $    34,846
 Reserve for
   sales returns                 796,478                -            796,478
 Prepayments to
   employee benefit
   plans                               -       (1,095,639)        (1,095,639)
 Reserve for bad debts           123,318                -            123,318
 Vacation accrual                504,048                -            504,048
 Capitalization of
   inventory costs                65,658                -             65,658
 Package design costs            187,357                -            187,357
 Other reserves
   and accruals                  250,579                -            250,579
 Other                               716             (361)               355
                              ----------------------------------------------
Total current                 $1,963,000      $(1,096,000)       $   867,000
                              ==============================================

                                Assets        Liabilities           Total
- - ----------------------------------------------------------------------------
Noncurrent:
 Property and
   equipment                  $         -     $(5,088,004)       $(5,088,004)
Capitalized interest               26,117               -             26,117
Unamortized
  earnout payments                 37,653               -             37,653
Unamortized
  royalty payment                 142,500               -            142,500
Deferred gain on
  sale of real estate                  -          (74,027)           (74,027)
Unamortized
  inventory writedown                  -          (39,341)           (39,341)
Deffered compensation             53,200                -             53,200
General business
  credit carryforwards            36,643                -             36,643
Other                                887           (2,628)            (1,741)
                              ----------------------------------------------
Total noncurrent                 297,000       (5,204,000)        (4,907,000)
                              ----------------------------------------------
Total                         $2,260,000      $(6,300,000)       $(4,040,000)
                              ==============================================

     The approximate tax effect on each type of temporary difference that gave rise to the Company's deferred income tax assets and liabilities for 1995 under SFAS 109 is as follows:

                               Assets        Liabilities          Total
- - --------------------------------------------------------------------------
Current:
Inventory reserve           $   53,580       $         -       $    53,580
Reserve for sales returns      971,035                 -           971,035
Prepayments to employee
 benefit plans                       -          (910,858)         (910,858)
Reserve for bad debts          105,092                 -           105,092
Vacation accrual               435,095                 -           435,095
Capitalization of
 inventory cost                 65,658                 -            65,658
Package design cost            187,357                 -           187,357
Other reserves
 and accruals                  206,171                 -           206,171
Net operating loss
 carryforward                   59,786                 -            59,786
Other                              226             1,858             2,084
                            ----------------------------------------------
Total current                2,084,000          (909,000)        1,175,000
                            ----------------------------------------------
Noncurrent:
Property, plant and
 equipment                           -        (3,999,547)       (3,999,547)
Capitalized interest            28,824                              28,824
Unamortized earnout
 payments                       50,953                 -            50,953
Unamortized royalty payment    155,167                 -           155,167
Inventory writedown                  -           (89,317)          (89,317)
NOL carryforward                53,200                 -            53,200
Other                              720                 -               720
                            ----------------------------------------------
Total noncurrent               288,864        (4,088,864)       (3,800,000)
                            ----------------------------------------------
Total                       $2,372,864       $(4,997,864)      $(2,625,000)
                            ==============================================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS & INDEPENDENT AUDITORS REPORT

     A valuation allowance is provided when it is more likely than not that some portion of the deferred income tax assets will not be realized. At May 26, 1996 and May 28, 1995, no valuation allowance is necessary.
     Income taxes paid in fiscal 1996, 1995, and 1994 were approximately $2,562,900, $5,699,400, and $3,250,000, respectively.

11. Stockholders' Equity
     Stockholders' equity consisted of:

                                           1996                1995
- - ----------------------------------------------------------------------
Common stock shares
  authorized-$.01 par value             20,000,000          20,000,000
                                        ==============================
Shares issued and outstanding            7,592,400           7,732,300
                                        ==============================

     At May 26, 1996, the Company had stock options outstanding to certain employees for 951,295 shares of common stock at prices ranging from $4.75 to $18.25 per share exercisable until 1996-2003. Unexercised options are forfeited upon termination of employment.
     The number of shares exercised under stock options in fiscal 1996, 1995 and 1994, and the respective average price, were as follows:

                                  1996     1995    1994
- - --------------------------------------------------------
Number of shares
  exercised                      106,400  14,920  50,830
Average price per share            $7.42   $5.79   $5.22

     On June 17, 1996, the Company declared a quarterly cash dividend of $.05 per share payable on August 1, 1996, to stockholders of record on July 15, 1996. This rate represents a 25% increase from the previous quarterly rate of $.04 per share.
     On June 27, 1994, the Board of Directors voted a 2-for-1 stock split to be effected in the form of a 100% stock dividend to be distributed August 1, 1994 to stockholders of record on July 15, 1994. Accordingly, all amounts per share and number of shares and options for all periods included in the consolidated financial statements and notes to the financial statements have been retroactively adjusted to reflect the stock split.
     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning May 27, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

GoodMark Foods, Inc.
Board of Directors:

     We have audited the accompanying consolidated balance sheets of GoodMark Foods, Inc. and its subsidiaries as of May 26, 1996 and May 28, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended May 26, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GoodMark Foods, Inc. and its subsidiaries at May 26, 1996 and May 28, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended May 26, 1996 in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective May 31, 1993 to conform with Statement of Financial Accounting Standards No.109.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
July 9, 1996