Form 10-K405, Exhibit 13
period 1997-05-25
GOODMARK FOODS INC
filed 1997-08-22
CIK 778709

                                                                     EXHIBIT 13

                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)(1)
                              GOODMARK FOODS, INC.

(In thousands, except per share data)                                        Quarter Ended
                                             ----------------------------------------------------------------------
                                             Aug. 25, 1996   Nov. 24, 1996  Feb. 23, 1997  May 25, 1997    Year
-------------------------------------------------------------------------------------------------------------------
Net sales                                      $40,922         $42,783         $35,094        $42,235      $161,034
Gross profit                                    16,855          17,085          12,912         17,245        64,097
Income from continuing operations                2,050           1,964             471          1,446         5,931
Net income                                       2,065           1,964             476            989         5,494
Income per share from continuing operations        .26             .25             .06            .19           .77
Net income per share                               .26             .25             .06            .13           .71
Average shares outstanding                       7,868           7,886           7,726          7,516         7,749


                                                                             Quarter Ended
                                             ----------------------------------------------------------------------
                                             Aug. 27, 1995   Nov. 26, 1995   Feb. 25, 1996   May 26, 1996    Year
-------------------------------------------------------------------------------------------------------------------
Net sales                                      $41,059         $38,470         $37,968        $40,222      $157,719
Gross profit                                    15,826          13,469          14,251         15,952        59,498

Income from continuing operations                2,488           1,164           1,463          1,006         6,121
Net income                                       2,720           1,273           1,600          1,106         6,699
Income per share from continuing operations        .31             .14             .18            .13           .76

Net income per share                               .34             .16             .20            .14           .83
Average shares outstanding                       8,095           8,152           8,085          7,885         8,055


(1) See Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2 of the Notes to Consolidated Financial Statements for a discussion of the discontinuation of the operations comprising the Jesse Jones packaged meats business.



                        MARKET AND DIVIDEND INFORMATION
                              GOODMARK FOODS, INC.

Stock Price/Dividend Data                                                    Quarter Ended
                                              -----------------------------------------------------------------------
                                              Aug. 25, 1996   Nov. 24, 1996   Feb. 23, 1997  May 25, 1997    Year
---------------------------------------------------------------------------------------------------------------------
High                                           $16  1/4        $ 17 1/4        $18 3/4        $ 17 1/2     $18 3/4
Low                                             13  1/4          15 1/4         14 1/4          12          12

Cash dividend declared per common share             .05             .05            .05          .05            .20


                                                                            Quarter Ended
                                            --------------------------------------------------------------------
                                            Aug. 27, 1995  Nov. 26, 1995    Feb. 25, 1996   May 26, 1996   Year
-----------------------------------------------------------------------------------------------------------------
High                                           $18 1/4         $19             $18 3/4        $16 7/8      $19
Low                                             15 1/2          16 1/4          14 1/4         14           14
Cash dividend declared per common share            .04             .04             .04            .04      .16


     The common stock of GoodMark Foods, Inc. is listed and traded on the Nasdaq National Market under the symbol GDMK. At May 25, 1997, the approximate number of shareholders was 2,000.

     The Company's common stock commenced trading on the Nasdaq National Market on November 7, 1985. On June 24, 1993, the Company's Board of Directors approved the payment of quarterly cash dividends.

                            SELECTED FINANCIAL DATA(1)
                              GOODMARK FOODS, INC.

Fiscal Year Ended                            May 25, 1997   May 26, 1996   May 29, 1995  May 30, 1994   May 31, 1993
--------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Net sales                                   $161,033,507   $157,718,908  $156,758,669   $138,586,808    $120,457,039
Cost of goods sold                            96,936,755     98,221,297    97,925,338     86,759,425      76,104,169
--------------------------------------------------------------------------------------------------------------------
Gross profit                                  64,096,752     59,497,611    58,833,331     51,827,383      44,352,870
Selling, general and administrative expenses  53,659,467     47,966,196    46,257,846     42,936,953      38,500,164
--------------------------------------------------------------------------------------------------------------------
Income from operations                        10,437,285     11,531,415    12,575,485      8,890,430       5,582,706
--------------------------------------------------------------------------------------------------------------------
Other income (expense):
   Interest expense, net                      (1,082,585)    (1,171,749)       25,043        (70,618)       (290,762)
   Other                                         153,511       (551,427)      (38,860)      (274,257)       (237,424)
--------------------------------------------------------------------------------------------------------------------
Total                                           (929,074)    (1,723,176)      (13,817)      (344,875)       (528,186)
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                     9,508,211      9,808,239    12,561,668      8,545,555       5,324,520
Income taxes                                   3,576,960      3,687,636     4,723,605      3,207,522       2,076,563
--------------------------------------------------------------------------------------------------------------------
Income from continuing operations              5,931,251      6,120,603     7,838,063      5,338,033       3,247,957
Income (loss) from discontinued
   operations, net of tax                       (436,861)       578,136     1,759,805      1,776,522       1,607,563
--------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change                        5,494,390      6,698,739     9,597,868      7,114,555       4,855,520
Cumulative effect of accounting change                --             --            --       (211,300)             --
--------------------------------------------------------------------------------------------------------------------
Net income                                  $  5,494,390    $ 6,698,739   $ 9,597,868   $  6,903,255    $  4,855,520
--------------------------------------------------------------------------------------------------------------------
Income per common share
   from continuing operations               $        .77    $       .76   $       .98   $        .66    $        .38
--------------------------------------------------------------------------------------------------------------------
Income (loss) per common share from
   discontinued operations                  $       (.06)   $       .07   $       .22   $        .22    $        .18
--------------------------------------------------------------------------------------------------------------------
Income per common share before
   cumulative effect of accounting change   $        .71    $       .83   $      1.20   $        .88    $        .56
--------------------------------------------------------------------------------------------------------------------
Net income per common share                 $        .71    $       .83   $      1.20   $        .86    $        .56
--------------------------------------------------------------------------------------------------------------------
Average shares outstanding                     7,749,365      8,054,849     8,017,764      8,043,800       8,637,916
--------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:

Working capital                             $ 18,107,749    $16,161,535   $14,581,159   $ 11,842,741    $ 13,909,831
Total assets                                  84,705,408     85,028,223    86,814,432     59,558,993      57,709,403

Long-term debt and other liabilities          18,431,475     17,956,167    20,150,000      5,500,000       4,547,373
Stockholders' equity                          46,791,170     48,808,327    46,190,491     37,394,212      38,571,693
Cash dividends declared
   per common share                         $        .20    $       .16   $       .12   $        .10              --


(1) See Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2 of the Notes to Consolidated Financial Statements for a discussion of the discontinuation of the operations comprising the Jesse Jones packaged meats business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              GOODMARK FOODS, INC.

OPERATIONS

   The following table shows the components of our net income statements as a percentage of net sales:

As a Percentage of Net Sales for Fiscal Years Ended   May 25,         May 26,        May 29,
                                                       1997            1996           1995
-------------------------------------------------------------------------------------------
Net sales                                             100.0%           100.0%         100.0%
Cost of goods sold                                     60.2             62.3           62.5
-------------------------------------------------------------------------------------------
Gross profit                                           39.8             37.7           37.5
Selling, general and administrative expenses           33.3             30.4           29.5
-------------------------------------------------------------------------------------------
Income from operations                                  6.5              7.3            8.0
Other expenses                                          0.6              1.1             --
-------------------------------------------------------------------------------------------
Income before income taxes                              5.9              6.2            8.0
Income taxes                                            2.2              2.3            3.0
-------------------------------------------------------------------------------------------
Income from continuing operations                       3.7              3.9            5.0
Income (loss) from discontinued operations             (0.3)              .3            1.1
-------------------------------------------------------------------------------------------
Net income                                              3.4%             4.2%           6.1%
===========================================================================================



FISCAL 1997 COMPARED WITH FISCAL 1996

   Due to the fiscal 1997 decision to sell the packaged meats business, the Company has reclassified all sales and earnings of the packaged meats business into discontinued operations for all fiscal years for comparison purposes. See
Note 2 of the Notes to Consolidated Financial Statements. Net sales, which reflect sales from continuing operations, which are snack items only, for the fiscal year ended May 25, 1997, increased by 2% over fiscal 1996.

   Net sales of branded products and Slim Jim brand in particular increased 5% and 10% respectively, over last year. Private label sales, which represent only 6% of total revenues, were 25% below last year.

   Due to higher costs of materials and increased levels of trade and marketing support, price increases of approximately 8% went into effect on December 1, 1996 for most of the Company's Slim Jim product line.

   Gross profit margin increased to 40%, up from 38% last year. The improvement in gross profit was due to favorable product mix, productivity improvements from increased plant utilization, and the December price increases.

   Selling, general, and administrative expense as a percentage of sales was 33%, compared with last year's 30%. This increase resulted from an intensified level of promotional, advertising, merchandising, and new product programs designed to regain momentum and revenue growth from our branded snack business.

   The Company has signed a letter of intent with a privately held company for the sale of the packaged meats business. The Company has recorded a charge to reflect the estimated loss on the sale of assets together with the operating results and transition costs related to the divestiture.

FISCAL 1996 COMPARED WITH FISCAL 1995

   Net sales from continuing operations, which are snack items only, for the fiscal year ended May 26, 1996, were $157,719,000 compared with $156,759,000 in fiscal 1995. Revenues from snack items were only 1% above fiscal 1995 mostly due to a 28% decline in our private label volume, along with operational problems related to our plant expansion, and the unusually adverse winter weather conditions in our largest market area, the eastern United States. Notwithstanding these problems, our branded snack sales were 5% over fiscal 1995. There were no price changes in snack items.

   Gross profit margin and selling, general, and administrative expense as a percentage of sales were both unchanged from fiscal 1995 at 38% and 30%, respectively.

   Net interest expense compares unfavorably with fiscal 1995 due to an increase in the average level of debt and fiscal 1995's interest cost of $524,000 being capitalized as part of the cost of expanding the Garner, North Carolina production facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              GOODMARK FOODS, INC.


   The unfavorable comparison in other expense is due to a pre-tax charge of $508,000 to reserve for a note receivable related to the divestiture of Fleetwood Snacks in fiscal 1993. The company that bought Fleetwood Snacks has filed for Chapter 11 bankruptcy protection.

FINANCIAL CONDITION

   Cash provided by operating activities for the year ended May 25, 1997 was $9,904,000 versus $13,426,000 last year.

   Cash and cash equivalents increased to $1,443,000 from $858,000 at the end of last year. Inventories increased 14% primarily due to management's decision to raise safety stock levels to accommodate service demands. Working capital increased to $18,108,000 from $16,162,000 a year ago. The current ratio was
2.3 compared to 2.2 a year ago.

   Notwithstanding the repurchase of 450,000 shares of the Company's stock at a total cost of $6,815,000, long-term debt and other liabilities were held to an increase of $475,000, from $17,956,000 to $18,431,000, or from 27% to 28% of capitalization since the end of last fiscal year.

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



Net Cash Provided by            Return on                      Return on
Operating Activities            Average Equity                 Average Assets
($ in millions)


1993    $12.8                   1993    13.5%                   1993     7.8%
1994    $10.8                   1994    18.2%                   1994    11.8%
1995    $10.5                   1995    23.0%                   1995    13.1%
1996    $13.4                   1996    14.1%                   1996     7.8%
1997    $ 9.9                   1997    11.5%                   1997     6.5%


                          CONSOLIDATED BALANCE SHEETS
                              GOODMARK FOODS, INC.

                                                                May 25, 1997         May 26, 1996
-------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:

   Cash and cash equivalents (Note 1)                           $  1,443,493        $    857,529
   Accounts receivable (net of allowance for doubtful
     accounts:  1997 - $370,500; 1996 - $324,500)                  7,588,175           8,101,739
   Inventories (Note 3)                                           13,081,364          11,482,351
   Prepaid expenses (Note 8)                                       5,474,931           4,683,096
   Notes receivable                                                   29,353              27,104
   Income taxes receivable                                           745,275             812,953
   Deferred income taxes (Note 10)                                 2,239,000             867,000
   Net assets of discontinued operations (Note 2)                  1,226,921           2,686,492
-------------------------------------------------------------------------------------------------
         Total current assets                                     31,828,512          29,518,264
PROPERTY AND EQUIPMENT, net (Note 4)                              50,925,582          53,122,703
OTHER ASSETS (including net goodwill:  1997 - $1,253,526;
   1996 - $1,629,570) (Note 1)                                     1,951,314           2,387,256
-------------------------------------------------------------------------------------------------
TOTAL                                                           $ 84,705,408        $ 85,028,223
=================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

   Accounts payable                                             $  5,762,321        $  5,970,780
   Accrued expenses and other liabilities  (Notes 5,8, and 9)      7,958,442           7,385,949
-------------------------------------------------------------------------------------------------
         Total current liabilities                                13,720,763          13,356,729
-------------------------------------------------------------------------------------------------
LONG-TERM LIABILITIES:

   Long-term debt (Note 6)                                        18,250,000          17,800,000
   Deferred income taxes (Note 10)                                 5,762,000           4,907,000
   Other long-term liabilities                                       181,475             156,167
-------------------------------------------------------------------------------------------------
         Total long-term liabilities                              24,193,475          22,863,167
-------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (Note 11):

   Common stock                                                       72,226              75,924
   Additional paid-in capital                                      6,107,522           5,313,406
   Retained earnings                                              40,611,677          43,420,104
   Unearned stock award compensation                                    (255)             (1,107)
-------------------------------------------------------------------------------------------------
         Stockholders' equity                                     46,791,170          48,808,327
-------------------------------------------------------------------------------------------------
TOTAL                                                           $ 84,705,408        $ 85,028,223
=================================================================================================




                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                              GOODMARK FOODS, INC.

                                                                                 Fiscal Years Ended
                                                                     ---------------------------------------------
                                                                     May 25, 1997   May 26, 1996     May 28,1995
------------------------------------------------------------------------------------------------------------------
NET SALES                                                          $ 161,033,507    $ 157,718,908    $ 156,758,669
COST OF GOODS SOLD                                                    96,936,755       98,221,297       97,925,338
------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                          64,096,752       59,497,611       58,833,331
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE (Notes 5,7,8, and 9)      53,659,467       47,966,196       46,257,846
------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                                10,437,285       11,531,415       12,575,485
------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):

   Interest income                                                        20,479           89,827           74,628
   Interest expense (Note 6)                                          (1,103,064)      (1,261,576)         (49,585)
   Other                                                                 153,511         (551,427)         (38,860)
------------------------------------------------------------------------------------------------------------------
     Total                                                              (929,074)      (1,723,176)         (13,817)
------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                             9,508,211        9,808,239       12,561,668
------------------------------------------------------------------------------------------------------------------
INCOME TAXES (Note 10):
   Current                                                             4,093,960        2,272,636        3,848,605
   Deferred                                                             (517,000)       1,415,000          875,000
------------------------------------------------------------------------------------------------------------------
     Total                                                             3,576,960        3,687,636        4,723,605
------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                      5,931,251        6,120,603        7,838,063
------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX (Note 2)         (436,861)         578,136        1,759,805
------------------------------------------------------------------------------------------------------------------
NET INCOME                                                         $   5,494,390    $   6,698,739    $   9,597,868
==================================================================================================================
Income (loss) per common and common share equivalent (Note 1):

   Income from continuing operations                               $         .77    $         .76    $         .98
   Discontinued operations                                                  (.06)             .07              .22
------------------------------------------------------------------------------------------------------------------
   Net Income                                                      $         .71    $         .83    $        1.20
------------------------------------------------------------------------------------------------------------------
Cash dividends per common share (Note 11)                          $         .20    $         .16    $         .12
Average shares outstanding                                             7,749,365        8,054,849        8,017,764
==================================================================================================================



                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                              GOODMARK FOODS, INC.

Fiscal Years Ended                                     Additional                     Unearned
May 25, 1997; May 26, 1996;               Common         Paid-in       Retained     Stock Awards
and May 28, 1995                           Stock         Capital       Earnings     Compensation      Total
--------------------------------------------------------------------------------------------------------------
   Balance, May 29, 1994                 $ 77,148    $ 4,004,582    $ 33,317,921    $  (5,439)   $ 37,394,212
--------------------------------------------------------------------------------------------------------------
Stock options exercised                       149         86,212                                       86,361
Amortization of stock award plan                                                        2,712           2,712
Payments of dividends                                                   (926,769)                    (926,769)
Issuance of common stock under
   reinvestment plan                           26         36,081                                       36,107
Net income                                                             9,597,868                    9,597,868
--------------------------------------------------------------------------------------------------------------
   Balance, May 28, 1995                   77,323      4,126,875      41,989,020       (2,727)     46,190,491
--------------------------------------------------------------------------------------------------------------

Stock options exercised                     1,064        788,186                                      789,250
Amortization of stock award plan                                                        1,620           1,620
Payments of dividends                                                 (1,239,242)                  (1,239,242)
Issuance of common stock under
   reinvestment plan                           37         59,638                                       59,675
Stock repurchase                           (2,500)                    (4,028,413)                  (4,030,913)
Tax benefit of stock options exercised                   338,707                                      338,707

Net income                                                             6,698,739                    6,698,739
--------------------------------------------------------------------------------------------------------------
   Balance, May 26, 1996                   75,924      5,313,406      43,420,104       (1,107)     48,808,327
--------------------------------------------------------------------------------------------------------------
Stock options exercised                       758        426,386                                      427,144
Amortization of stock award plan                                                          852             852
Payments of dividends                                                 (1,492,623)                  (1,492,623)
Issuance of common stock
   under reinvestment plan                    44         65,062                                       65,106
Stock repurchase                           (4,500)                    (6,810,194)                  (6,814,694)
Tax benefit of stock options exercised                  302,668                                       302,668
Net income                                                             5,494,390                    5,494,390
--------------------------------------------------------------------------------------------------------------
   Balance, May 25, 1997                 $ 72,226    $ 6,107,522    $ 40,611,677    $    (255)   $ 46,791,170
==============================================================================================================


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              GOODMARK FOODS, INC.

                                                                                                 Fiscal Years Ended
                                                                                    --------------------------------------------
                                                                                    May 25, 1997    May 26, 1996     May 28,1995
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                       $  5,494,390    $  6,698,739    $  9,597,868
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization                                                     5,606,440       5,469,538       4,588,980
     Deferred income tax provision (benefit)                                            (517,000)      1,415,000         875,000
     Net loss on disposal of fixed assets                                                  2,950          13,512         109,995
     Loss (income) from discontinued operations                                          436,861        (578,136)     (1,759,805)
     Provision for loss on note receivable                                                    --         486,279              --
     Changes in assets and liabilities:
       Accounts receivable                                                               513,564       1,757,867      (2,026,852)
       Inventories                                                                    (1,599,013)        761,718      (2,385,728)
       Prepaid expenses                                                                 (791,835)        257,504      (1,407,865)
       Notes receivable                                                                   (2,249)        (17,582)        144,314
       Accounts payable                                                                 (208,459)     (2,796,667)      4,421,314
       Accrued expenses and other liabilities                                            572,493        (200,694)        173,876
       Other long-term liabilities                                                        25,308          83,803          72,364
       Income taxes receivable                                                           370,346          75,278      (1,872,943)
--------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                         9,903,796      13,426,159      10,530,518
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Proceeds from disposal of fixed assets                                              1,446,333          20,128         208,111
   Capital expenditures                                                               (4,379,230)     (6,583,228)    (25,930,210)
   Decrease (increase) in other assets, net of amortization                              (42,578)       (263,523)        (95,029)
   Net cash provided by discontinued operations                                        1,022,710         642,942       1,353,035
--------------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                          (1,952,765)     (6,183,681)    (24,464,093)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt                                           34,450,000      42,250,000      43,510,000
   Principal payments on long-term debt and obligations under licensing agreement    (34,000,000)    (44,600,000)    (28,907,373)
   Stock options exercised                                                               427,144         789,250          86,361
   Dividends paid                                                                     (1,492,623)     (1,239,242)       (926,769)
   Repurchase of common stock                                                         (6,814,694)     (4,030,913)             --
   Issuance of common stock under dividend reinvestment plan                              65,106          59,675          36,107
--------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities                            (7,365,067)     (6,771,230)     13,798,326
--------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     585,964         471,248        (135,249)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             857,529         386,281         521,530
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                              $  1,443,493    $    857,529    $    386,281
================================================================================================================================

Non-cash Financing Activities:

   During 1997 and 1996, the Company received a tax benefit from the exercise of stock options totaling $302,668 and $338,707, respectively.



                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.

Fiscal Years Ended May 25, 1997; May 26, 1996 and May 28, 1995

1. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

   Basis of Presentation -- GoodMark Foods, Inc. (the "Company") makes consumer food products from meat and grain. These products include meat snacks, packaged meats and extruded snacks. They are marketed throughout the United States and exported.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

   Certain reclassifications have been made to prior years' financial statements to conform to the classifications used in 1997.

   Significant Accounting Policies -- The significant accounting policies of the Company are summarized below:

   a. Cash and Cash Equivalents -- Cash and cash equivalents include currency and short-term, highly liquid investments that are readily convertible to cash, having an original maturity of three months or less.

   b. Inventories -- Inventories are stated at the lower of cost, determined by the last-in, first-out (LIFO) method, or market.

   c. Property, Depreciation and Amortization -- Property is carried at cost. Depreciation is provided over the estimated useful lives of the property using the straight-line method. Property under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Amortization of the leased property is computed using the straight-line method over the term of the lease.

   d. Deferred Income Taxes -- Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes (benefits) are provided on temporary differences between the financial statement carrying values and the tax basis of assets and liabilities.

   e. Pension and Other Post-retirement Benefit Costs -- Pension costs are funded as accrued. Prior service costs are amortized over the future service periods of active employees. Other post-retirement benefit costs are accrued during the years as employees provide services.

   f. Other Policies -- The Company provides a reserve for estimated sales returns and vacation pay when earned. Unearned stock award compensation is recorded as an expense in the period in which the restrictions lapse. Goodwill is amortized straight-line over ten years and is shown net of amortization of $2,715,478 and $2,339,437 at May 25, 1997 and May 26, 1996, respectively.

   g. Customer Concentration -- In fiscal 1997, 1996, and 1995, sales to WalMart Stores, Inc. and affiliates totaled approximately $35,000,000, $30,000,000, and $27,000,000, respectively. No other customer accounted for more than 10% of the Company's sales in those years.

   h. Accounting for Stock-Based Compensation -- The Company accounts for employee stock compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, the total compensation expense is equal to the difference between the award's exercise price and the intrinsic value at the measurement date which is the first date that both the exercise price and number of shares to be issued is known. SFAS No. 123, "Accounting for Stock-Based Compensation," became effective January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are, however, permitted to continue to apply APB No. 25. The Company continues to apply APB No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net income and earnings per share in the notes to consolidated financial statements.

   i. Earnings Per Share -- In fiscal 1997, 1996, and 1995, earnings per common and common share equivalent are based on the weighted-average number of common shares and common share equivalents outstanding during the period. Common share equivalents represent the dilutive effect of outstanding stock options. Fully diluted earnings per share have not been presented because the differences are insignificant.

   j. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   k. Accounting for Long-Lived Assets-- The Company accounts for long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which became effective for the fiscal year ended May 25, 1997. Under SFAS No. 121, long-lived assets and certain identifiable intangibles are required to be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have a material effect on the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.


   l. Newly Issued Accounting Pronouncements Not Yet Adopted -- In February 1997, SFAS No. 128, "Earnings Per Share", was issued. This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the current standards for computing earnings per share, and makes them comparable to international EPS standards. This Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This Statement requires restatement of all prior period EPS data presented. The Company has not evaluated the impact of the adoption of this statement on the consolidated financial statements.

   In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented is required. The Company has not evaluated the impact of the adoption of this Statement on the consolidated financial statements.

2.   DISCONTINUED OPERATIONS

   On March 17, 1997, the Company announced its strategic decision to discontinue the operations comprising its Jesse Jones packaged meats business. Accordingly, the operations of the discontinued business have been segregated in the accompanying income statements. Net sales from these operations were $20,829,000, $20,196,000, and $20,667,000 for the years ended May 25, 1997, May
26, 1996 and May 28, 1995, respectively. Net sales, operating expenses, other income and expense, and income taxes for fiscal years 1996 and 1995 have been reclassified for amounts associated with the discontinued business. Certain expenses have been allocated to discontinued operations, including plant overhead, based on the current year incremental costs associated with the discontinued operations.

   Income from discontinued operations consists of the following items for the years ended May 25, 1997, May 26, 1996, and May 28, 1995:


                                                                                       1997           1996         1995
---------------------------------------------------------------------------------------------------------------------------
Discontinued operations:
   Income from the operations of discontinued packaged meat business (net of applicable income taxes of $12,446 in 1997; $348,364 in 1996;
     and $1,060,395 in 1995)                                                        $  20,656      $578,136     $1,759,805
   Loss on disposal of packaged meats business including a provision of $66,800 for operating profits during the phase-out period
     (net of applicable income tax benefit of $275,683)                              (457,517)           --             --
---------------------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                                          $(436,861)     $578,136      $1,759,805
===========================================================================================================================


   The assets held for disposition, net of applicable liabilities, have been reclassified as net current assets of discontinued operations. The components of net assets of discontinued operations included in the Consolidated Balance Sheets at May 25, 1997 and May 26, 1996, are as follows:

                                                                     1997            1996
--------------------------------------------------------------------------------------------
Accounts receivable                                             $   933,696      $ 1,194,212
Inventories                                                         867,483          854,037

Prepaid expenses                                                      2,215          160,000
Property and equipment                                              645,563          813,107
Accounts payable                                                    (51,530)         (50,000)
Accrued expenses and other liabilities                           (1,170,506)        (284,864)
--------------------------------------------------------------------------------------------
Net assets of discontinued operations                           $ 1,226,921      $ 2,686,492
============================================================================================

   The sale of the Jesse Jones packaged meats business is expected to be completed by September 1997. The actual pre-tax operating profits of $226,800 for the period subsequent to the measurement date approximated amounts estimated for at the measurement date.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.

3. INVENTORIES
   Inventories consisted of:

                                                                    1997              1996
--------------------------------------------------------------------------------------------
Raw materials and packaging                                     $ 5,131,148      $ 4,558,076
Work in process                                                     767,961          768,763
Finished goods                                                    7,897,846        6,364,376
--------------------------------------------------------------------------------------------

Total                                                            13,796,955       11,691,215
Less LIFO reserve                                                   715,591          208,864
--------------------------------------------------------------------------------------------
Inventories                                                     $13,081,364      $11,482,351
============================================================================================


   If the Company had used first-in, first-out (FIFO) inventory costing, net income would increase (decrease) by $316,000, or $.04 per share; ($74,000), or ($.01 per share); and ($344,000), or ($.04) per share for the years ended May 25, 1997, May 26, 1996, and May 28, 1995, respectively, from that which has been reported.

4. PROPERTY AND EQUIPMENT

   Property and equipment balances are summarized as follows:

                                                                    1997             1996
--------------------------------------------------------------------------------------------
Land                                                            $ 2,478,288      $ 2,402,140
Land improvements                                                   870,563          536,961
Buildings                                                        24,329,157       25,557,549
Machinery and equipment                                          54,272,148       50,522,051
Transportation equipment                                             44,560           23,882
Construction in progress                                            845,179        2,212,825
--------------------------------------------------------------------------------------------
Total                                                            82,839,895       81,255,408
Less accumulated depreciation                                    31,914,313       28,132,705
--------------------------------------------------------------------------------------------
Property and equipment, net                                     $50,925,582      $53,122,703
============================================================================================


   During June 1996, the Company entered into an agreement for the sale and leaseback of office space. The lease term is five years with the option to renew the lease for one two-year renewal term. The lease is classified as an operating lease. Proceeds of $1,360,577 were received from the sale of the property. A deferred gain of $108,066 was recorded due to the difference between the net book value of the property and the proceeds. The deferred gain is being amortized over the life of the lease.

5. ACCRUED EXPENSES AND OTHER LIABILITIES
   Accrued expenses and other liabilities included the following:

                                                                    1997             1996
--------------------------------------------------------------------------------------------
Reserve for sales returns                                       $ 2,685,307      $ 2,095,994
Accrued incentives                                                  371,158          426,090
Accrued vacation                                                  1,553,227        1,541,285
Workers' Compensation                                               993,898          430,492
Income taxes                                                         46,486          150,787
Other                                                             2,308,366        2,741,301
--------------------------------------------------------------------------------------------
Total                                                           $ 7,958,442      $ 7,385,949
============================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             GOODMARK FOODS, INC.

6. LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS
   Long-term debt and other long-term obligations consisted of:

                                                                                             1997             1996
----------------------------------------------------------------------------------------------------------------------
Unsecured revolving bank lines of credit due November 21, 2000; interest due quarterly at varied rates based on LIBOR (6.058% to 6.34% and 5.795% to 6.06% at May 25, 1997
   and May 26, 1996, respectively).                                                       $ 3,250,000      $ 2,800,000
Term notes due November 21, 2000; interest due monthly at an annual rate of 6.5%           15,000,000       15,000,000
----------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                            $18,250,000      $17,800,000
======================================================================================================================


   Interest paid on the above obligations in 1997, 1996, and 1995 was approximately $1,148,000, $1,274,000, and $646,000, respectively.

   Unused bank lines of credit are also available in the amount of $26,750,000 at May 25, 1997.

   The bank revolving credit agreements contain various covenants and restrictions. In the event of default, the amounts owed under the agreements become due and payable at the option of the bank. The Company was not in compliance with certain covenants of the agreements at May 25, 1997, but has received waivers from its lenders.

7. COMMITMENTS AND CONTINGENCIES

   The future minimum lease payments under operating leases are summarized as follows:

Year
----------------------------------------------------------------------------------------------------------------------
1998                                                                                                        $  652,445
1999                                                                                                           584,148
2000                                                                                                           585,905
2001                                                                                                           554,016
2002                                                                                                            58,007
----------------------------------------------------------------------------------------------------------------------
Total                                                                                                       $2,434,521
======================================================================================================================

     Rental expense incurred for operating leases and leases whose terms are less than one year in duration, during fiscal 1997, 1996, and 1995 was approximately $1,754,062, $1,415,000, and $1,229,000, respectively. Certain operating leases for transportation equipment contain rental clauses based on miles driven.

   At May 25, 1997, the Company had outstanding commitments under letters of credit totaling $737,127 and outstanding purchase commitments totaling $752,958.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             GOODMARK FOODS, INC.



8. EMPLOYEEB ENEFIT PLANS

   The Company has defined benefit pension plans covering substantially all of its employees who are generally eligible to participate in such plans after no more than one year of service.

   At May 25, 1997, and May 26, 1996, the plans' funded status and amounts recognized in the consolidated balance sheets are:

                                                                                                     1997            1996
------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                                                     $ 12,632,185     $ 11,866,060
------------------------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligations                                                               $ 12,852,132     $ 12,040,497
------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligations                                                                    $(15,959,431)    $(15,449,955)
Plan assets at fair value                                                                          18,794,126       16,896,516
------------------------------------------------------------------------------------------------------------------------------
Excess of assets over projected obligations                                                         2,834,695        1,446,561
Unrecognized net transition obligation                                                                456,962          548,351
Unrecognized prior service cost                                                                       640,086          705,694
Unrecognized loss                                                                                  (1,394,031)        (867,072)
------------------------------------------------------------------------------------------------------------------------------
Prepaid pension cost                                                                                2,537,712        1,833,534
Reduction of obligation for employees of discontinued operations due to curtailment of plan           165,000               --
------------------------------------------------------------------------------------------------------------------------------
Total prepaid pension cost                                                                       $  2,702,712     $  1,833,534
==============================================================================================================================

   Net pension cost for 1997, 1996, and 1995 included the following components:



                                                                              1997            1996          1995
-------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period                        $   755,412    $   790,620    $   666,336
Interest cost on the projected benefit obligation                           1,220,657      1,120,203        965,004
Expected return on plan assets                                             (1,723,777)    (1,371,418)    (1,179,483)
Net amortization of prior service cost                                         65,608         53,292         32,382
Loss from prior years                                                           3,691         37,979         14,789
Net amortization of unrecognized transition asset                              91,391         91,391         91,391
-------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                 $   412,982    $   722,067    $   590,419
===================================================================================================================


   The various rates assumed in the determination of the actuarial present value of accumulated plan benefits are as follows:


                                                                            1997       1996
-------------------------------------------------------------------------------------------
Discount rate                                                                8.0%      8.0%
Assumed long-term rate of return                                            10.0%     10.0%
Rate of compensation increase                                                5.0%      5.0%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.


   The Company has an executive defined benefit pension plan covering select management or highly compensated employees who are generally eligible to participate in such plan upon designation and approval by the plan committee.

   At May 25, 1997 and May 26, 1996, the executive plan's funded status and amounts recognized in the consolidated balance sheets are as follows:


                                                                   1997          1996
-----------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                   $(116,167)      $(119,575)
-----------------------------------------------------------------------------------------
   Accumulated benefit obligations                             $(116,167)      $(119,575)
-----------------------------------------------------------------------------------------
Projected benefit obligations                                  $(233,001)      $(436,311)
Plan assets at fair value                                             --              --
Deficiency of assets over projected obligations                 (233,001)       (436,311)
Unrecognized net transition obligation                           101,079         204,385
Unrecognized (gain) loss                                         (85,747)        100,789
-----------------------------------------------------------------------------------------
Accrued pension cost                                           $(217,669)      $(131,137)
-----------------------------------------------------------------------------------------



   Net pension cost for 1997, 1996, and 1995 included the following components:

                                                       1997         1996       1995
-------------------------------------------------------------------------------------
Service cost for benefits earned during the period   $21,705      $19,348    $ 9,291
Interest cost on the projected benefit obligation     34,905       33,047     18,809
Expected return on plan assets                            --           --         --
Loss from prior years                                 13,987       19,918         --
Net amortization of unrecognized transition asset     23,869       15,362     15,362
-------------------------------------------------------------------------------------
Net periodic pension cost                            $94,466      $87,675    $43,462
=====================================================================================

   The various rates assumed in the determination of the actuarial present value of accumulated plan benefits are as follows:

                                                                                       1997            1996
-----------------------------------------------------------------------------------------------------------
Discount rate                                                                          8.0%             8.0%
Assumed long-term rate of return                                                       N/A              N/A
Rate of compensation increase                                                          5.0%             5.0%

     The Company has established an Investment and Savings Plan for its salaried employees, who are allowed to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. During the year ended May 28, 1995, the Company matched 50% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Effective January 1, 1996, the Company began matching 50% of the tax-deferred contributions up to a maximum of 4% of each participant's income. Participants may contribute up to a maximum of 8% of their compensation in tax-deferred contributions and 10% in voluntary contributions. Employees vest immediately in their contribution and vest in the Company's contribution over a five-year period of service. The Company's contributions to the plan for the fiscal years ended May 25, 1997, May 26, 1996, and May 28, 1995, were $233,990, $195,858, and $167,791, respectively.

   The Company has established an Investment and Savings Plan for hourly employees at its Garner, North Carolina, manufacturing facility. The plan allows participants to make contributions by salary deduction pursuant to
Section 401(k) of the Internal Revenue Code. Effective January 1, 1995, the Company began matching 25% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Participants vest immediately in their contribution and vest in the Company's contribution over a five-year period of service. During the years ended May 25, 1997, May 26, 1996, and May 28, 1995, the Company contributed $26,672, $28,383, and $13,128, respectively, to the plan.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.


   Effective January 1, 1996, the Company established an Investment and Savings Plan for the hourly employees at its Folcroft, Pennsylvania, manufacturing facility. The plan allows participants to make contributions by salary deduction pursuant to section 401(k) of the Internal Revenue Code. Effective January 1, 1997, the Company began matching 25% of the tax-deferred contributions up to a maximum contribution of 3% of each participant's compensation. Participant vest immediately in their contribution and vest in the Company's contribution over a five-year period of service. During the year ended May 25, 1997, the Company contributed $4,209 to the plan. There were no Company contributions to the plan for the years ended May 26, 1996 and May
28, 1995.

9. POST-RETIREMENT BENEFITS OTHER THAN PENSION BENEFITS

   The Company offers health care benefits to current and future salaried retirees. Salaried employees who retired prior to January 1, 1994, receive benefits with no premium contribution from the retiree. Salaried employees who retire after January 1, 1994, receive health care benefits; however, these retirees may be required to contribute premiums based upon the employee's length of service and chosen health care options.

   The following table reconciles the actuarial present value of the Company's accumulated post-retirement benefit obligation (APBO) relating to health care to the amount recorded on the consolidated balance sheet at May 25, 1997 and May 26, 1996. There are no funded plan assets that have been designated to provide post-retirement benefits.

                                                                    1997          1996
-----------------------------------------------------------------------------------------
Actuarial present value of APBO:
   Retirees                                                     $   548,396   $   364,000
   Active employees who are fully eligible                          460,739       485,000
   Active employees who are not fully eligible                    1,044,689     1,041,000
-----------------------------------------------------------------------------------------
Total APBO                                                        2,053,824     1,890,000
Unrecognized net loss from changes in assumptions                  (314,275)     (308,760)
Unrecognized transition obligations                                (929,078)     (987,145)
-----------------------------------------------------------------------------------------
Accrued post-retirement benefit cost                            $   810,471   $   594,095
=========================================================================================

   The following table presents the components of net periodic post-retirement benefit cost for 1997, 1996, and 1995:

                                                1997         1996         1995
--------------------------------------------------------------------------------
Cost of benefits earned during the period     $ 77,896     $ 85,053     $ 74,937
Interest cost on APBO                          158,486      138,867      108,314
Amortization of transition obligation           58,067       58,067       58,067
Amortization of gains and losses                20,172       28,073        6,529
--------------------------------------------------------------------------------
Net periodic post-retirement benefit cost     $314,621     $310,060     $247,847
================================================================================

   The APBO at May 25, 1997, was computed using several actuarial assumptions. The assumed discount rate was 10%. The health care cost trend rate was assumed to be 8% for the first year, declining one percent for each of the next five years, and leveling to a trend rate of 5% after the sixth year. There are no assumptions for salary increases as benefits are not pay-related. If the assumed health care cost trend rate factors were increased one percentage point, the net periodic post-retirement benefit cost would increase by $6,136, and the APBO would increase by $76,700.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.




10.  INCOME TAXES
   Income tax expense consisted of:

                                Federal         State           Total
------------------------------------------------------------------------
Year Ended May 25, 1997:
   Current                   $ 3,877,960      $ 216,000      $ 4,093,960
   Deferred                     (504,312)       (12,688)        (517,000)
------------------------------------------------------------------------
   Total                     $ 3,373,648      $ 203,312      $ 3,576,960
========================================================================

Year Ended May 26, 1996:
   Current                   $ 2,161,636      $ 111,000      $ 2,272,636
   Deferred                    1,274,000        141,000        1,415,000
------------------------------------------------------------------------
   Total                     $ 3,435,636      $ 252,000      $ 3,687,636
========================================================================

Year Ended May 28, 1995:
   Current                   $ 3,301,805      $ 546,800      $ 3,848,605
   Deferred                      875,000             --          875,000
------------------------------------------------------------------------
  Total                      $ 4,176,805      $ 546,800      $ 4,723,605
========================================================================

   A reconciliation of anticipated income tax expense (computed by applying the statutory federal income tax rate of 34% to income before income taxes) to income tax expense in the consolidated statements of income follows:

                                                       1997           1996           1995
---------------------------------------------------------------------------------------------
Anticipated income tax expense                    $ 3,232,792      $3,334,801     $4,270,967
Increase (decrease) resulting from:
   State income taxes, net of federal benefit         342,296         132,966        273,255
   Amortization of goodwill                           119,732         119,732        116,061
   Other, net                                        (117,860)        100,137         63,322
--------------------------------------------------------------------------------------------
Income tax expense                                $ 3,576,960      $3,687,636     $4,723,605
============================================================================================


   The approximate tax effect on each type of temporary difference that gave rise to the Company's deferred income tax assets and liabilities for 1997 under SFAS 109 is as follows:


                                                             Assets        Liabilities         Total
-------------------------------------------------------------------------------------------------------
Current:
   Inventory reserve for finished goods and packaging     $   141,066      $        --      $  141,066
   Reserve for sales returns                                1,020,417               --       1,020,417
   Prepayments to employee benefit plans                                    (1,088,825)     (1,088,825)
   Reserve for bad debts                                      140,763               --         140,763
   Vacation accrual                                           514,002               --         514,002
   Worker's Compensation Accrual                              377,681               --         377,681
   Capitalization of inventory costs                           58,298               --          58,298
   Package design costs                                       240,574               --         240,574
   Discontinued operations                                    364,800               --         364,800
   Other reserves and accruals                                462,251               --         462,251
   Other                                                        9,148           (1,175)          7,973
-------------------------------------------------------------------------------------------------------
Total current                                             $ 3,329,000      $(1,090,000)     $2,239,000
=======================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.




                                                Assets       Liabilities       Total
----------------------------------------------------------------------------------------
Noncurrent:
   Property and equipment                    $        -     $(6,080,744)     $(6,080,744)
   Trademarks                                    99,857              --           99,857
   Capitalized interest                          22,966              --           22,966
   Unamortized earnout payments                  23,892              --           23,892
   Unamortized royalty payment                  127,372              --          127,372
   Deferred gain on sale of real estate              --         (70,990)         (70,990)
   Unamortized inventory writedown                   --         (30,266)         (30,266)
   Deferred compensation                         68,718              --           68,718
   General business credit carryforwards         36,643              --           36,643
   Other                                         40,552              --           40,552
----------------------------------------------------------------------------------------
Total noncurrent                                420,000      (6,182,000)      (5,762,000)
----------------------------------------------------------------------------------------
Total                                        $3,749,000     $(7,272,000)     $(3,523,000)
========================================================================================



   The approximate tax effect on each type of temporary difference that gave rise to the Company's deferred income tax assets and liabilities for 1996 under SFAS 109 is as follows:

                                                         Assets       Liabilities        Total
---------------------------------------------------------------------------------------------------
Current:
   Inventory reserve for finished goods and packaging    $   34,846     $        --     $    34,846
   Reserve for sales returns                                796,478              --         796,478
   Prepayments to employee benefit plans                         --      (1,095,639)     (1,095,639
   Reserve for bad debts                                    123,318              --         123,318
   Vacation accrual                                         504,048              --         504,048
   Capitalization of inventory costs                         65,658              --          65,658
   Package design costs                                     187,357              --         187,357
   Other reserves and accruals                              250,579              --         250,579
   Other                                                        716            (361)            355
   ------------------------------------------------------------------------------------------------
   Total current                                         $1,963,000     $(1,096,000)    $   867,000
===================================================================================================


                                                  Assets       Liabilities        Total
-------------------------------------------------------------------------------------------
Noncurrent:
   Property and equipment                       $       --     $(5,088,004)     $(5,088,004)
   Capitalized interest                             26,117              --           26,117
   Unamortized earnout payments                     37,653              --           37,653
   Unamortized royalty payment                     142,500              --          142,500
   Deferred gain on sale of real estate                 --         (74,027)         (74,027)
   Unamortized inventory writedown                      --         (39,341)         (39,341)
   Deferred compensation                            53,200              --           53,200
   General business credit carryforwards            36,643              --           36,643
   Other                                               887          (2,628)          (1,741)
   ----------------------------------------------------------------------------------------
   Total noncurrent                                297,000      (5,204,000)      (4,907,000)
   ----------------------------------------------------------------------------------------
   Total                                        $2,260,000     $(6,300,000)     $(4,040,000)
===========================================================================================


   A valuation allowance is provided when it is more likely than not that some portion of the deferred income tax assets will not be realized. At May 25, 1997, and May 26, 1996, no valuation allowance is necessary.

   Income taxes paid in fiscal 1997, 1996, and 1995 were approximately $3,222,800, $2,562,900, and $5,699,400, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.



11.  STOCKHOLDERS' EQUITY

                                                                                        1997            1996
---------------------------------------------------------------------------------------------------------------
Common stock shares authorized - $0.01 par value                                      20,000,000     20,000,000
---------------------------------------------------------------------------------------------------------------
Shares issued and outstanding                                                          7,222,600      7,592,400
===============================================================================================================

   At May 25, 1997, the Company had stock options outstanding to certain employees for 865,195 shares of common stock at prices ranging from $4.75 to $18.25 per share, exercisable until 1997 - 2003. Unexercised options are forfeited upon termination of employment.

   The number of shares exercised under stock options in fiscal 1997, 1996, and 1995, and the respective average price, were as follows:

                                                                         1997           1996            1995
-------------------------------------------------------------------------------------------------------------
Number of shares exercised                                               75,825        106,400         14,920
Average price per share                                                $   5.63       $   7.42        $  5.79

   In July 1991, the Company's Board of Directors (the "Board") authorized an Employee Non-Qualified Stock Option Plan ("the Plan"). The number of authorized shares is determined periodically by the Company's Board. At May 25, 1997, 1,700,000 shares of common stock were authorized for issuance under the Plan. Options are granted to key employees at prices as determined by the Board and vest one year from the date of the option's grant. Additionally, terms and conditions of stock awards granted under the Plan may differ from one grant to another. A summary of the status of the Plan for 1997, 1996 and 1995 is as follows:

                                                                  Weighted Average
                                                        Shares     Exercise Price
----------------------------------------------------------------------------------
Balance, May 30, 1994                                  999,990        $    7.42
Exercised                                              (14,920)            5.79
Granted                                                 10,000            11.50
Forfeited                                                 (200)            6.03
--------------------------------------------------------------

Balance, May 28, 1995                                  994,870        $    7.48
Exercised                                             (106,400)            7.42
Granted                                                 63,025            18.25
Forfeited                                                 (200)            9.13
--------------------------------------------------------------

Balance, May 26, 1996                                  951,295        $    8.20
Exercised                                              (75,825)            5.63
Forfeited                                              (10,275)            6.30
--------------------------------------------------------------

Balance, May 25, 1997                                  865,195             8.37
==============================================================

   The following table summarizes information about stock options outstanding at May 25, 1997:

                                                                  Weighted Average
                                       Number of Shares         Remaining Contractual             Weighted Average
      Range of Exercise Prices            Outstanding                Life (Years)                  Exercise Price
---------------------------------------------------------------------------------------------------------------------------
       $  4.75 - 9.25                     798,070                        2.19                          $ 7.63
       $ 11.50 -18.25                      67,125                        4.33                          $17.24

   The number of exercisable options approximate the numbers of options outstanding at May 25, 1997.

   The Company applies APB No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant dates for

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              GOODMARK FOODS, INC.




awards under the Plan, the Company's pro forma net income and pro forma primary earnings per share for the years ended May 25, 1997 and May 26, 1996 would have been reduced to the pro forma amounts indicated below:

                                                          May 15, 1997    May 26, 1996
--------------------------------------------------------------------------------------
Net Income:
   As Reported                                         $   5,494,390     $   6,698,739
   Pro forma                                               5,310,603         6,517,673

Net Income per common and common share equivalent:
   As Reported                                         $         .71     $         .83
   Pro forma                                                     .69               .81

   The fair value of options granted under the Company's plan during 1996 and 1995 was estimated using the Black-Scholes option pricing model. The weighted-average assumptions used are as follows: expected dividend yield rate of 1.00%, expected volatility of 39.64%, risk free interest rate of 5.43%, and expected lives of 4.7 years.

   This method of accounting has not been applied to options granted prior to January 1, 1995, and accordingly the resulting pro forma compensation cost disclosed above may not be representative of that expected in future years.

   On June 19, 1997, the Company declared a quarterly cash dividend of $.06 per share payable on August 1, 1997, to stockholders of record on July 15, 1997. This rate represents a 20% increase from the previous quarterly rate of $.05 per share.


                         REPORT OF INDEPENDENT AUDITORS
                              GOODMARK FOODS, INC.


GoodMark Foods, Inc.
Board of Directors:

   We have audited the accompanying consolidated balance sheets of GoodMark Foods, Inc. and its subsidiaries as of May 25, 1997, and May 26, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended May 25, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GoodMark Foods, Inc. and its subsidiaries at May 25, 1997 and May 26, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended May 25, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
July 10, 1997

This Annual Report may include forward-looking statements. These forward-looking statements involve risk factors and uncertainties that could cause actual results to differ materially. Information regarding these factors and other uncertainties is included in the Company's SEC Forms 10-K and 10-Q filings.